Exhibit 2(a)

PURCHASE AGREEMENT

by and among

NEWSTAR FINANCIAL, INC.

and

ANDREA S. FEINGOLD

and

R. IAN O’KEEFFE

Dated as of September 16, 2015

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Schedule	Description
1.1	Permitted Encumbrances
2.1(a)	Purchased Interests
2.5(d)	Releases
4.1(a)	Organization
4.2	Capital Structure
4.3	Consents and Approvals
4.4	No Conflicts
4.5(a)	Financial Statements
4.5(b)	Outstanding Indebtedness
4.7	Absence of Certain Changes
4.9	Real Property
4.10(a)	Material Contracts
4.10(c)	Banking Relationships
4.11	Legal Proceedings
4.12	Affiliate Transactions
4.13	Compliance with Law; Government Regulation
4.14	Company Funds
4.15	Assets Under Management
4.16(h)	Taxes
4.17	Benefit Plans; Employees
4.18	Intellectual Property and Information Technology
4.19	Insurance
6.5	Interim Covenants
7.2(a)	Special Indemnities
8.2(g)	Closing Conditions - Consents

Exhibit	Description
A	Employment Agreements
B	Net Working Capital
C	Performance Fee Sharing Agreement
D	Escrow Agreement
E	Seed Agreement Amendments
F	Amended and Restated Limited Liability Agreement of the Company

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of September 16, 2015, is made by and among NEWSTAR FINANCIAL, INC., a Delaware Corporation (the “Buyer”), ANDREA S. FEINGOLD (“Feingold”), and R. IAN O’KEEFFE (“O’Keeffe” and, together with Feingold, each a “Seller” and collectively the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Sellers collectively own 100% of the limited liability company interests (the “Purchased Interests”) of Feingold O’Keeffe Capital, L.L.C., a Delaware limited liability company (doing business as FOC Partners) (the “Company”); and

WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell and transfer to Buyer, all of the Purchased Interests, on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Expert” has the meaning set forth in Section 2.3(b).

“Adjusted Projected Management Fees” has the meaning set forth in Section 2.2(b).

“Advertisement” has the meaning set forth in Section 4.21(a).

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, provided,  that the Company Funds shall be deemed to not be Affiliates of the Company.

“Agreement” means this Agreement, including the Schedules and any Exhibits hereto, as such may be amended or restated from time to time.

“Allocation Statement” has the meaning set forth in Section 6.22.

“Ancillary Agreement” means collectively, the Escrow Agreement, the Employment Agreements and all other agreements, documents, instruments and certificates executed and delivered in connection with the Transactions.

“AUM” means, with respect to a Company Fund, as of any date, the dollar amount of assets in respect of which the Company is entitled to receive incentive allocations, performance fees, management fees or other similar fees or profits allocations from such Company Fund, as of the date calculated.

“Aurora Horizons Fund” means Aurora Horizons Fund.

“Avery Street CLO” means Avery Street CLO, Ltd.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.1(a).

“Business” means the business, activities and operations of the Company, including the sponsoring and/or management of the Company Funds, as currently conducted.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.2(a).

“Cap” means an amount equal to $2,000,000.

“Capital I Offshore Receivable” means the management and incentive fees earned in 2007 and payable by Feingold O’Keeffe Capital I Offshore, Ltd. to the Company as of December 31, 2017 pursuant to the deferred fee arrangement between the Company and Feingold O’Keeffe Capital I Offshore, Ltd, in each case as adjusted for performance.

“CAZ Account” means CAZ Credit Opportunity, L.P.

“Client” means any Person to which the Company provides collateral management, investment management, or investment advisory services, including any sub-advisory services or similar services, including each Company Fund.

“Client Contract” means a Contract under which the Company provides collateral management, investment management or investment advisory services, including any sub-advisory services or similar services, to a Client.

“CLO Product” means any investment fund or other investment vehicle (including any corporation, general or limited partnership, limited liability company, account or trust and whether or not dedicated to a single investor) consisting of collateralized loan obligations for which the Company acts as collateral manager.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission Documents” has the meaning set forth in Section 5.8.

“Company” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Sellers to Buyer in connection with the execution and delivery of this Agreement, as such disclosure schedule may be updated and/or supplemented in accordance with Section 6.9.

“Company Fund” means any investment fund or other investment vehicle (including any corporation, general or limited partnership, limited liability company, trust company, or separate account of any investment vehicle and whether or not dedicated to a single investor) (a) sponsored, managed or controlled by the Company, (b) for which the Company acts or acted as investment adviser, investment sub-adviser, collateral manager, general partner, managing member, manager or administrator, or (c) from which the Company receives, directly or indirectly, management fees, Performance Amounts or any similar fees, including each CLO Product.

“Company Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has or results in, or would reasonably be expected to have or result in, a material adverse effect on the business, condition (financial or otherwise), assets, properties, management or results of operations of the Company, including a 10% reduction in aggregate AUM with respect to all Company Funds and any material call or redemption of a CLO Product, other than the Avery Street CLO, or (b) does, or would reasonably be expected to, materially impair or delay any Seller’s ability to promptly perform its obligations hereunder or under any Ancillary Agreement; provided, however, a “Company Material Adverse Effect” shall not include any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) a decline or worsening of the United States economy in general, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) any changes or developments in financial, banking or securities markets (including any disruption thereof and any material decline in the price of any market index), (iv) changes in GAAP after the date hereof applicable to the Business, (v) changes in any Laws after the date hereof that are applicable to the Company, (vi) any change that is generally applicable to the industries or markets in which the Company operates, (vii) the public announcement of the Transactions, or (viii) the taking of any action by the Company as expressly required by this Agreement, including, without limitation, the completion of the Transactions contemplated hereby or the Sellers and/or the Company’s efforts in fulfilling the conditions to Closing set forth in Section 8.1, including obtaining any Required Consents; provided that, with respect to a matter described in any of the foregoing clauses (i) through (vi), such matter shall only be excluded so long as such change, effect, event, matter, occurrence or state of facts does not (A) have a disproportionate effect on the Company relative to similar asset management firms or (B) materially impair or delay any Seller’s ability to promptly perform its obligations hereunder or under any Ancillary Agreement.

“Confidentiality Agreement” means the confidentiality agreement, dated as of April 7, 2015, by and between Buyer and the Company, as the same may be amended from time to time.

“Consent” means, as the context requires, any consent, approval, notice, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority.

“Contract” means any agreement, contract, arrangement, understanding, obligation or commitment to which a Person is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.  For purposes of this definition, a general partner or managing member of a Person shall be deemed to Control such Person.

“Cost of Financed Retention” has the meaning set forth in Section 2.2(b).

“Dispute Notice” has the meaning set forth in Section 2.3(a).

“Distribution Agreement” means any Contract for the distribution, placement or sales of shares, interests or units of a Company Fund, including any Contract with a placement agent.

“Emerson Place CLO” means Emerson Place CLO, Ltd.

“Employee Benefit Plans” has the meaning set forth in Section 4.17(a).

“Employee Bonuses” means that portion of the annual performance/incentive based compensation bonuses for the Company’s employees (excluding the Sellers and Scott M. D’Orsi) in respect of the period from January 1, 2015 through the Closing Date.

“Employment Agreements” means the respective employment agreements to be entered into as of the Closing by each of the Sellers and Scott M. D’Orsi, in substantially the forms attached hereto as Exhibit A.

“Encumbrance” means, whether arising under any Contract or otherwise, any interest or equity (including any option or preemptive right), debts, claims, security interests, liens, encumbrances, pledges, mortgages, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, proxies, title defects, rental, credit, factoring or conditional sale or other agreement on deferred terms and charges or other restrictions or limitations of any nature whatsoever.

“Entity” means a Person that is not a natural person.

“Equity Rights” has the meaning set forth in Section 4.2(c).

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.17(a).

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.1(b)(iii).

“Escrow Amount” has the meaning set forth in Section 2.1(b)(iii).

“Estimated Purchase Price” has the meaning set forth in Section 2.1(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended (including all rules and regulations promulgated thereunder).

“Existing AUM” means (i) the assets of the existing investors managed in FOC Capital I Fund and FOC Secured Value Fund and (ii) the assets managed in the CAZ Account, the Signet UCITS Fund, the Valex Loan Fund, the Valex Bond Fund and the Aurora Horizons Fund.

“Feingold” has the meaning set forth in the Preamble.

“Financial Statements” means (a) the unaudited financial statement of the Company for the 12-month period ending December 31, 2014, including the balance sheet as of such date and the related statements of income, changes in equity and cash flows for such period, and (b) the unaudited balance sheet of the Company, as of June 30, 2015 and the related statement of income for the six-month period then ended.

“FIRPTA Certificate” has the meaning set forth in Section 2.5(c).

“FOC Capital I Fund” means Feingold O’Keeffe Master Fund, Ltd., Feingold O’Keeffe Capital I, L.P. and Feingold O’Keeffe Capital I Offshore, Ltd.

“FOC Secured Value Fund” means Feingold O’Keeffe Secured Value Master Fund, Ltd., Feingold O’Keeffe Secured Value Fund, L.P. and Feingold O’Keeffe Secured Value Fund, Ltd.

“Form 10-K” has the meaning set forth in Section 5.8.

“Form 10-Q” has the meaning set forth in Section 5.8.

“Fund Documentation” means, with respect to each Company Fund, all Organizational Documents, offering memoranda and subscription agreements in effect as of the date hereof in respect of such Company Fund.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic Entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court and any Self-Regulatory Organization.

“Hull Street CLO” means Hull Street CLO, Ltd.

“Indebtedness” means, with respect to a Person: (a) any indebtedness for borrowed money, whether or not having recourse to the borrower; (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (c) all obligations of such Person under any leases required to be capitalized under GAAP; (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person; (e) all liabilities secured by any Encumbrance on any property owned by such Persons even though such Person has not assumed or otherwise become liable for the payment thereof; (f) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities; (g) any obligation issued or assumed as the deferred purchase price of property or services; and (h) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures, derivatives and other hedging obligations.

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Indemnitee” has the meaning set forth in Section 7.4(a).

“Intellectual Property” means all trademarks, service marks, trade names, corporate names, and trade dress, logos, and slogans, together with all goodwill symbolized by any of the foregoing, domain names, web sites, copyrights, copyrightable subject matter, proprietary models, processes, formulas, software and databases, client lists and similar rights, patents, patent applications, inventions, processes, designs, investment track records, formulae, models, methodologies, trade secrets, know-how, confidential information, computer software, data and documentation, track record and any other similar intellectual property or intangible rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing, and registrations and applications to register or renew the registration of any of the foregoing with any Governmental Authority in any country.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“IP Contracts” means all Contracts to which the Company is a party or otherwise bound (a) granting or obtaining any right to use or register any material Intellectual Property, or (b) restricting the Company’s rights, or permitting other Persons, to use or register any material Intellectual Property, in each case other than off-the-shelf software licenses with an acquisition price of less than $10,000.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of the Sellers, Scott M. D’Orsi, Jeff Crispen and Dorothy Held, in each case after due inquiry.

“Law” means all laws, Orders, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leases” has the meaning set forth in Section 4.9.

“Letter of Intent” means that certain Letter of Intent, dated as of July 16, 2015, by and between the Sellers and Buyer, as the same may be amended from time to time.

“Lime Street CLO” means Lime Street CLO, Ltd.

“Longfellow Place CLO” means Longfellow Place CLO, Ltd.

“Losses” has the meaning set forth in Section 7.2(a).

“Made Available” means, with respect to documents or other materials, that such documents or other materials were provided to Buyer by the Sellers, either through physical or electronic delivery or through the availability of such documents or other materials in a virtual data room.

“Management Fee Testing Period” has the meaning set forth in Section 2.2(b).

“Material Contract” means any Contract to which the Company or any Company Fund is a party or by which it or any of its properties or assets is bound, as of the date hereof, of the type listed below:

(a) Client Contracts, Distribution Agreements, and other Fund Documentation, in each case other than as may be entered into in the ordinary course of the Company’s or the Company Fund’s business;

(b) Leases;

(c) IP Contracts;

(d) Contracts relating to any Indebtedness in an amount exceeding $100,000;

(e) any joint venture, strategic alliance, exclusive distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of the Company or any Company Fund;

(f) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements (including all exhibits, schedules and annexes thereto), in each case relating to the equity or assets of the Company;

(g) Contracts providing for future payments or the acceleration or vesting of payments or a termination or amendment right that are conditioned or triggered, in whole or in part, on a change in control of the Company or any Company Fund;

(h) Contracts of the Company (i) that involve (A) the annual payment or consideration furnished by or to the Company of more than $100,000 in cash, property or services (valued at fair market value) or (B) the payment or consideration of more than $250,000 in the aggregate in cash, property or services (valued at fair market value), in each case that cannot be terminated by the Company without penalty or payment on 90 days’ or less notice or (ii) for capital expenditures in excess of $100,000 in the aggregate;

(i) Contracts of a Company Fund (other than Fund Documentation) not entered into in the ordinary course of business that (A) involve the annual payment or consideration furnished by or to the Company Fund of more than $100,000 in cash, property or services (valued at fair market value) or (B) the payment or consideration of more than $250,000 in the aggregate in cash, property or services (valued at fair market value), in each case that cannot be terminated by such Company Fund without penalty or payment on 60 days’ or less notice;

(j) a Contract that requires the Company to pay any commission, finder’s fee, royalty or similar payment;

(k) any Contract of the Company that provides for earn-outs or other similar contingent obligations;

(l) any Contract to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder;

(m) any Contract requiring the Company (i) to co-invest with any other Person, (ii) to provide seed capital or similar investment, or (iii) to invest in any investment product;

(n) any Side Letters;

(o) any Contract which contains a (i) “claw back” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to any member of the Company, or (ii) a “most favored nation” or similar provision that is material to the Business taken as a whole; and

(p) any non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation that purports to limit or restrict in any respect (i) the freedom or ability of the Company, any Affiliate of the Company (including, following the Closing Date, Buyer or any of its Affiliates) or the Business to solicit customers or employees or to compete in any line of business or with any Person or in any area, or (ii) the manner in which, or the localities in which, all or any portion of the Business is or, immediately following consummation of the Transactions, will be conducted.

“Most Recent Balance Sheet” means the balance sheet as of June 30, 2015 of the Company, as included in the Financial Statements.

“Multiemployer Plan” has the meaning set forth in Section 4.17(d).

“Net Working Capital” means (i) the Company’s current assets (defined as, as of any applicable date, the assets of the Company on such date and/or receivable by the Company for revenues recognized and accrued, but not yet received, all in accordance with GAAP), which current assets will exclude the Capital I Offshore Receivable and the amount of any deposit for tickets, or tickets, for New England Patriots football games, minus (ii) the Company’s current liabilities (defined as, as of any applicable date, the liabilities of the Company on such date and/or payable by the Company for expenses recognized, but not yet paid, or revenue received, but not yet earned, all in accordance with GAAP), which current liabilities will include accruals for the Employee Bonuses and the deferred bonus obligation payable to Eric C, Vander Mel pursuant to the Nonqualified Deferred Bonus Agreement, dated April 15, 2013, between Eric C. Vander Mel and the Company. For avoidance of doubt, Net Working Capital will be calculated without duplication of other Purchase Price adjustments set forth in Section 2.2(a) and amounts set forth in Section 6.18. An example of the calculation of Net Working Capital is attached hereto as Exhibit B.

“Net Working Capital Statement” has the meaning set forth in Section 2.3(a).

“Net Working Capital Statement Dispute Period” has the meaning set forth in Section 2.3(a).

“OFAC” has the meaning set forth in Section 4.13(j).

“Office Lease” means the lease agreement for the office space located at 699 Boylston Street, 10th Floor, Boston, MA 02116.

“O’Keeffe” has the meaning set forth in the Preamble.

“Order” means any order, injunction, judgment, decree, writ, stipulation, award or ruling of, or settlement with, any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws; with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership or operating agreement; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement; with respect to any Person that is a trust or other Entity, its declaration or agreement of trust or its constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated and as is in effect as of immediately prior to the Closing.

“Parties” means Buyer and the Sellers.

“Performance Adjustment Amounts” has the meaning set forth in Section 2.2(a).

“Performance Amounts” means any fees paid or allocations made for investment advisory, collateral management or investment management services, including carried interest, the amount of which is dependent on the investment performance of the AUM, after taking into account any fee rebates or fee sharing arrangements.

“Performance Composite” has the meaning set forth in Section 4.21(c).

“Performance Fee Sharing Agreement” means the Performance Fee Sharing Agreement in the form, and with the participants, as set forth in Exhibit C attached hereto.

“Permits” has the meaning set forth in Section 4.13(c).

“Permitted Encumbrances” means: (a) liens created under the express terms of any real property lease, except any lien arising as a result of any failure to timely make any payment or failure to perform any other obligation or other default under such lease; (b) liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP; (c) mechanics, materialmen’s, landlords’, carriers’, warehousemen’s, and other liens imposed by law incurred in the ordinary course of business consistent with past practice for amounts not yet due and payable; (d) zoning restrictions, land use regulations, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the occupancy or use of property and third party easements, rights of way, leases or similar matters that are recorded in the county records where the effected property is located and do not prohibit the occupancy or use of the property; (e) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (f) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), personal property leases (including liens securing rental payments under any lease arrangements that are secured by the personal property being rented thereby), statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature arising in the ordinary course of the business consistent with past practice and made, created or arising prior to the Closing Date; (g) Uniform Commercial Code financing statements regarding operating leases; and (h) liens disclosed on Schedule 1.1.

“Person” means any natural person or any firm, partnership, limited partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other Entity or any division thereof.

“Plans” has the meaning set forth in Section 4.17(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.17(c).

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.17(c).

“Proceeding” means any judicial, administrative or arbitral action, cause of action, suit, claim, demand, citation, summons, subpoena, investigation, examination, audit, review, inquiry or proceeding of any nature, civil criminal, regulatory or otherwise, in law or in equity, by, on behalf of, before or involving any court, tribunal, arbitrator or other Governmental Authority.

“Projected Base Fee” has the meaning set forth in Section 2.2(b).

“Projected Management Fee Statement” has the meaning set forth in Section 2.2(b).

“Projected Net Fee” has the meaning set forth in Section 2.2(b).

“Purchased Interests” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 2.1.

“Records” has the meaning set forth in Section 4.21(c).

“Records Requirements” has the meaning set forth in Section 4.21(c).

“Related Party” means (a) the Sellers or any officer or director of the Company, (b) any spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the Persons listed in clause (a) above, (c) any Affiliate of any of the Persons listed in clause (a) or (b) above, and (d) any trust or other estate in which any of the Persons listed in clause (a) or (b) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, other than the Company.

“Required Consents” means the consents set forth on Schedule 8.2(g).

“Required GP Fund Interests” has the meaning set forth in Section 2.1(a).

“SDN List” has the meaning set forth in Section 4.13(j).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.14(e).

“Seed Agreements” means (A) The Second Amended and Restated Management Letter Agreement and Joinder Agreement, by and among Hedge Fund Investment Company II, L.P., Feingold O’Keeffe Capital, L.L.C., Andrea Feingold and Ian O’Keeffe, dated as of December 20, 2013 (amendment in progress); (B) the Investment in Feingold O’Keeffe Master Fund, Ltd. Letter, by and among Hedge Fund Investment Company II, L.P., Feingold O’Keeffe Master Fund, Ltd., and Feingold O’Keeffe Capital, L.L.C., dated as of December 20, 2013 (amendment and restatement in progress); (C) the Investment in Feingold O’Keeffe Secured Value Master Fund, Ltd. Letter, by and among Hedge Fund Investment Company II, L.P., Feingold O’Keeffe Secured Value Master Fund and Feingold O’Keeffe Capital, LLC, dated as of December 20, 2013 (amendment in progress); (D) the Amended and Restated Management Letter Agreement and Joinder Agreement, by and among Select Plus Master 1, L.P., Select Plus Master 2, L.P., Select Plus Master 3, L.P., Select Plus Master 4, L.P., Feingold O’Keeffe Capital, L.L.C., Andrea Feingold and Ian O’Keeffe, dated as of February 15, 2012 (amendment in progress); and (E) the Investment in Feingold O’Keeffe Secured Value Master Fund, Ltd. Letter, by and among Select Plus Master 1, L.P., Select Plus Master 2, L.P., Select Plus Master 3, L.P., Select Plus Master 4, L.P., Feingold O’Keeffe Secured Value Master Fund, Ltd. and Feingold O’Keeffe Capital, L.L.C., dated as of November 8, 2013 (amendment in progress).

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, each national securities exchange in the United States, each non-U.S. securities exchange, and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which the Company or any Company Fund is subject.

“Seller” and “Sellers” have the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.2(b).

“Side Letters” has the meaning set forth in Section 4.15(b).

“Signet UCITS Fund” means Signet UCITs Funds Public Limited Company.

“Staniford Street CLO” means Staniford Street CLO, Ltd.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 6.17(e).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal Entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal Entity.

“Targeted Net Working Capital Amount” means $0.00.

“Tax” means (a) any federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, duties and charges of whatever kind imposed by any Taxing Authority (including any interest, penalties, or additions attributable thereto, imposed in connection therewith, or imposed with respect thereto), including taxes imposed on, or measured by, net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, escheat, abandoned or unclaimed property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated and recording, whether computed on a separate, consolidated, unitary, combined or other basis; (b) any liability for the payment of any amounts described in this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of transferor or successor liability, or as a result of the operation of Law; or (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b) and, in each of cases (a), (b) and (c), whether disputed or not.

“Tax Claim” has the meaning set forth in Section 6.17(f).

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement, including any schedule or related or supporting information, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any attachment, amendment, or supplement thereto.

“Tax Sharing Agreement” means any Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar Contract or arrangement, whether or not written.

“Taxing Authority” means the IRS or any other Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes or any other authority exercising Tax regulatory authority.

“Third Party Claim” has the meaning set forth in Section 7.4(b).

“Tier 1 Existing CLOs” means the Longfellow Place CLO, the Staniford Street CLO, and/or the Hull Street CLO.

“Tier 2 Existing CLOs” means the Avery Street CLO, the Emerson Place CLO, and/or the Lime Street CLO.

“Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to any Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the Transactions.

“Transactions” means the transactions contemplated by this Agreement, including the execution, delivery and performance of each Ancillary Agreement.

“Transfer Taxes” means all transfer, documentary, intangible, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with, or resulting from, this Agreement and the transactions contemplated hereby.

“Treasury Regulations” means the final and temporary U.S. federal income tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.

“Valex Bond Fund” means Valex MultiFund (CH) – Valex Signet – Value – Global Bond.

“Valex Loan Fund” means Valex Signet Loan Portfolio, Inc.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale.

(a) Subject to the terms and conditions set forth in this Agreement, at the Closing, each Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from each Seller, the portion of the Purchased Interests owned by such Seller as set forth on Schedule 2.1(a), free and clear of all Encumbrances (other than those under applicable federal or state securities Laws), in exchange for an aggregate amount (the “Purchase Price”) equal to the sum of (i) $20.0 million, minus (ii) the Transaction Expenses incurred by the Company (to the extent not otherwise reserved for in Net Working Capital) that remain outstanding as of the Closing so long as the Company pays such Transaction Expenses, (iii) plus or minus, as applicable, the net amount of the Purchase Price adjustments payable in accordance with Sections 2.2(a) and 2.2(b) below, plus (iv) $100,000 of general partnership interests required to be owned by the Company with respect to each of FOC Capital I Fund and FOC Secured Value Fund (i.e., a total of $200,000) (the “Required GP Fund Interests”), and (v) plus or minus, as applicable, the net amount by which Net Working Capital reflected on the Net Working Capital Statement differs from the Targeted Net Working Capital.  The Purchase Price shall be paid to the Sellers in the proportions set forth in Schedule 2.1(a) (and Buyer acknowledges that certain amounts of the Purchase Price will be paid by the Sellers to Scott M. D’Orsi pursuant to a separate agreement between such parties).  Notwithstanding anything herein to the contrary, in no event shall the Purchased Interests include any direct or indirect investment by a Seller in a Company Fund made through the Company (other than the Required GP Fund Interests) and, at or prior to the Closing, any such investment in a Company Fund shall be distributed, converted or exchanged into a limited partnership, special interest or share class or similar arrangement such that the Sellers (and not the Company) own such investment.

(b) Subject to the terms and conditions herein, the Purchase Price will be estimated and paid on the Closing Date as follows:

(i) No later than five (5) Business Days prior to the Closing Date, the Sellers shall provide to Buyer a detailed estimate of the Purchase Price (the “Estimated Purchase Price”) based upon the most recent available information, including an estimate of each of the elements detailed in Section 2.1(a) other than Purchase Price adjustments payable in accordance with Section 2.2(b). Buyer and the Sellers shall agree in good faith on the amount of the Estimated Purchase Price prior to the Closing.

(ii) The Estimated Purchase Price minus the Escrow Amount shall be paid to the Sellers in the proportions set forth in Schedule 2.1(a) (and Buyer acknowledges that certain amounts of the Purchase Price will be paid by the Sellers to Scott M. D’Orsi pursuant to a separate agreement between such parties).

(iii) $2.0 million (the “Escrow Amount”) of the Purchase Price shall be deposited by wire transfer of immediately available funds with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to Section 2.1(c) below and to the terms and conditions of an Escrow Agreement to be entered into among the Buyer, the Sellers and the Escrow Agent in the form attached hereto as Exhibit D (the “Escrow Agreement”).  The Escrow Amount shall be released to the Sellers by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement and otherwise on the date that is five (5) Business Days after the date that is eighteen (18) months following Closing, less any amounts claimed against the escrow pursuant to Section 7.2(a). In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Escrow Agreement, the terms and conditions of the Escrow Agreement shall prevail.

(iv) Any Transaction Expenses of the Company that remain outstanding as of the Closing that are deducted in the calculation of the Estimated Purchase Price shall be paid by Buyer by wire transfer of immediately available funds to such account or accounts as will have been designated by the Sellers in writing at least three (3) Business Days prior to the Closing in order to satisfy such Transaction Expenses, in each case in accordance with payoff letters and/or letters of direction delivered at Closing in a form reasonably satisfactory to Buyer.

(c) Pursuant to the Escrow Agreement, following the Closing, the Escrow Agent shall cause the Escrow Amount to be used to acquire shares of Buyer’s common stock on the open market pursuant to a 10b5-1 program over a period of 90 days following the Closing Date, and Buyer shall reimburse any brokerage fees or expenses incurred by the Escrow Agent in connection with such acquisitions.

Section 2.2 Purchase Price Adjustments.  The Purchase Price shall be subject to adjustment in the manner contemplated in this Section 2.2.

(a) In the event that any Performance Amounts are received by the Company during the period beginning on September 16, 2015 and ending on the Closing Date in connection with the Tier 1 Existing CLOs, the Tier 2 Existing CLOs or the Existing AUM (such amounts, the “Performance Adjustment Amounts”), then, with respect to any such amounts that were distributed to the Sellers prior to Closing, then the Purchase Price shall be reduced by the sum of the following amounts:

(i) in the case of the Tier 1 Existing CLOs, the product of (A) 0.50, and (B) the aggregate Performance Adjustment Amounts received by the Company in respect of the Tier 1 Existing CLOs during such period,

(ii) in the case of the Tier 2 Existing CLOs, the product of (A) 1.00, and (B) the aggregate Performance Adjustment Amounts received by the Company in respect of the Tier 2 Existing CLOs during such period, not to exceed $10.0 million, and

(iii) in the case of the Existing AUM, the product of (A) 0.50, and (B) the aggregate Performance Adjustment Amounts received by the Company in respect of the Existing AUM during such period.

(b) In the event that, during the period beginning on July 16, 2015 and ending on the date that is 90 calendar days following the Closing Date, there is a closing in respect of one or more CLO Products, then the Purchase Price shall be increased by an amount equal to the product of (i) 1.90, and (ii) the aggregate Adjusted Projected Management Fees.  For the purposes of this Agreement and with respect to any such CLO Product, the following terms shall have the corresponding meanings: “Adjusted Projected Management Fee” means the product of (i) the Projected Net Fee multiplied by (ii) 1.00 minus the quotient of (A) the amount of any equity contribution made or retained by the Buyer (or its Affiliates) to such CLO Product, other than to the extent such equity contribution was made (directly or indirectly) by Feingold or O’Keeffe, divided by (B) the total equity contributed of such CLO Product; “Projected Net Fee” means (i) the Projected Base Fee minus (ii) the Cost of Financed Retention; “Projected Base Fee” means the projected base management fees expected to be earned by the Company in respect of such CLO Product (based upon the then-existing Organizational Documents of such CLO Product) during the Management Fee Testing Period; “Cost of Financed Retention” means the sum of (i) the product of (A) the additional risk retention financing premium, if any, multiplied by (B) the total amount of risk retention financed, plus (ii) the amount of fees and/or rebates paid in respect of any applicable management fee rebates or management fee revenue sharing arrangements; and “Management Fee Testing Period” means the period beginning on the first anniversary of the closing of such CLO Product and ending on the second anniversary of the closing of such CLO Product.  Promptly following such 90-day period referenced above, Buyer shall prepare and deliver to the Sellers a statement of the Adjusted Projected Management Fees and a calculation showing any corresponding increase to the Purchase Price (the “Projected Management Fee Statement”).  A sample calculation of the adjustment to the Purchase Price contemplated hereunder is set forth on Schedule 2.2(b).  Any amounts payable to the Sellers under this Section 2.2(b) shall be paid to the Sellers by a wire transfer of immediately available funds not more than fifteen (15) Business Days following the delivery of the Projected Management Fee Statement.

(c) Except as otherwise required by applicable Law, the Parties agree to treat any payment made pursuant to this Section 2.2 as an adjustment to the Purchase Price for all Tax purposes.

(d) Each Party shall have the right to access and review the books and records of the Company and each Company Fund to substantiate the amounts to which it is entitled under this Section 2.2.

Section 2.3 Working Capital Adjustment.

(a) Buyer shall prepare a statement of the Net Working Capital as of the Closing (the “Net Working Capital Statement”) and deliver such statement to the Sellers not more than 30 days following the Closing Date.  The Net Working Capital Statement shall be prepared using the same methodology, policies, inclusions, and exclusions as used to determine the Net Working Capital included in the Estimated Purchase Price; provided that with respect to the calculation of any accrued Performance Amounts in connection with Tier 1 Existing CLOs, Tier 2 Existing CLOs or the Existing AUM, such amounts shall be calculated only through September 16, 2015.  The Sellers shall have 15 days after receipt of the Net Working Capital Statement (such period, the “Net Working Capital Statement Dispute Period”) to dispute any or all amounts or elements of such Net Working Capital Statement.  If either of the Sellers determines to dispute the Net Working Capital Statement during such period, such Seller shall provide Buyer and the other Seller with a notice of such dispute (a “Dispute Notice”), setting forth in reasonable detail the amounts included in the Net Working Capital Statement with which such Seller disagrees, such Seller’s alternative calculation, in reasonable detail, of such amounts, and all other information applicable to such dispute, which notice shall be provided prior to the end of the Net Working Capital Statement Dispute Period.  If the Sellers do not deliver notice of any such dispute to Buyer prior to the end of the Net Working Capital Statement Dispute Period, then the Net Working Capital Statement shall be deemed to be final and binding upon Buyer and the Sellers in the form in which it was delivered to Buyer.

(b) If a Seller delivers to Buyer and the other Seller a Dispute Notice prior to the end of the Net Working Capital Statement Dispute Period, then the Sellers and Buyer shall use commercially reasonable efforts to resolve the dispute and agree in writing upon the final content of the Net Working Capital Statement within 30 days following the delivery of the Dispute Notice.  Items and amounts not objected to by a Seller in the Dispute Notice shall be deemed resolved.  If Buyer and the Sellers are unable to resolve all of the items or amounts in dispute within such 30-day period, then Buyer and the Sellers shall submit the dispute for resolution to KPMG LLP (“Accounting Expert”).  The Accounting Expert shall prepare a final Net Working Capital Statement, which statement shall assume the correctness of all amounts not in dispute and Accounting Expert shall determine all amounts which remain in dispute.  In resolving any matters in dispute, the Accounting Expert may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or a Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or a Seller, on the other hand. Except for manifest error on its face or fraud, all determinations of Accounting Expert with respect to the Net Working Capital Statement shall be final, conclusive and binding on Buyer and the Sellers and neither Buyer nor the Sellers shall have the right to appeal such determinations. Buyer and the Sellers shall bear their own expenses in connection with the review and resolution by Accounting Expert.  The fees and expenses of Accounting Expert incurred in connection with the resolution of the dispute shall be allocated between Buyer and the Sellers by Accounting Expert in proportion to the extent that either of Buyer or the Sellers did not prevail on items in dispute with respect to the Net Working Capital Statement as submitted to Accounting Expert; provided, that so long as each Party complies with the procedures of this Section 2.3(b), such Party shall not be responsible for the other Parties’ outside counsel or accounting fees.

(c) Buyer and the Sellers agree to cooperate fully and expeditiously with Accounting Expert in order to facilitate the receipt of the final determination of Accounting Expert within 30 days following submission of a dispute to Accounting Expert.

(d) (i) If the Net Working Capital at Closing, as ultimately determined pursuant to this Section 2.3, is greater than the Net Working Capital included in the Estimated Purchase Price, Buyer shall, within 30 days following such final determination, pay to the Sellers (in the proportions set forth in Schedule 2.1(a)) an amount equal to such excess, and (ii) if the Net Working Capital at Closing, as ultimately determined pursuant to this Section 2.3, is less than the Net Working Capital included in the Estimated Purchase Price, the Sellers shall (severally, and not jointly) pay, within 30 days following such final determination, to Buyer (in the proportions set forth in Schedule 2.1(a)) an amount equal to such shortfall.

(e) Except as otherwise required by applicable Law, the Parties agree to treat any payment made pursuant to this Section 2.3 as an adjustment to the Purchase Price for all Tax purposes.

Section 2.4 Closing.  Subject to the terms and conditions of this Agreement, the closing of the sale of the Purchased Interests (the “Closing”) shall take place at the offices of K&L Gates LLP on the first day of the calendar month following the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time or place as the Parties may agree (the date the Closing takes place, the “Closing Date”).

Section 2.5 Deliveries at Closing.  At the Closing,

(a) Buyer shall pay to each Seller, by wire transfer of immediately available funds to the account designated opposite such Seller’s name on Schedule 2.1(a), such Seller’s portion of the Estimated Purchase Price;

(b) The Company and each Seller shall execute and deliver the Employment Agreements;

(c) Each Seller shall deliver to Buyer a duly executed certificate of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder (a “FIRPTA Certificate”);

(d) The Sellers shall deliver to Buyer duly executed releases, in form and substance acceptable to Buyer, from (i) each Person listed on Schedule 2.5(d), to the effect that such Person releases in full any claim such Person may have against the Company or any Affiliate thereof relating to any entitlement to acquire or receive any interests, or proceeds from and interests, in the Company, and (ii) Scott M. D’Orsi to the effect that he releases in full all claims under his employment letter, as amended, with the Company and any other claims he may have against the Company or any Affiliate thereof relating to any entitlement to acquire or receive any interests in the Company;

(e) The Company and the Buyer shall execute and adopt the Performance Fee Sharing Agreement; and

(f) Each Party shall deliver, or shall cause to be delivered, to each other Party, as applicable, all other previously undelivered documents or statements required to be delivered by such Party to another Party at, or as a condition to, the Closing pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Each Seller hereby severally (and not jointly) represents and warrants to Buyer as follows:

Section 3.1 Authority; No Violations.

(a) Such Seller has full right, power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is a party, and to perform such Seller’s obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which such Seller is a party constitute, or upon execution will constitute (assuming due authorization, execution and delivery by each of the other parties thereto), valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise (the “Bankruptcy and Equity Exception”).

(b) Neither the execution, delivery and performance by such Seller of this Agreement or each Ancillary Agreement to which such Seller is a party, nor the consummation by such Seller of the Transactions, or compliance by such Seller with any of the terms or provisions hereof and thereof or performance of its obligations hereunder and thereunder will, with or without the giving of notice, the termination of any grace period or both: (i) violate any applicable Law or Order; (ii) require any Consent to be obtained by such Seller which will not have been obtained at the Closing; (iii) result in a violation or breach by such Seller of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which such Seller is a party, or by which such Seller or any of its properties or assets may be bound; or (iv) result in the creation of any Encumbrance upon such Seller’s properties or assets, in each case of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  There is no Proceeding pending or, to the knowledge of such Seller, threatened, against such Seller that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of such Seller to perform on a timely basis his or her obligations hereunder or under each Ancillary Agreement to which such Seller is a party.

Section 3.2 Title.  Such Seller is the record and beneficial owner of such Seller’s portion of the Purchased Interests as set forth on Schedule 2.1(a), free and clear of any and all Encumbrances (other than those existing under applicable federal or state securities Laws), and such Purchased Interests were issued in full compliance with applicable securities Laws.  Such Seller has the power and authority to sell, transfer, assign and deliver such Seller’s portion of the Purchased Interests as set forth on Schedule 2.1(a), and such delivery will convey to Buyer at the Closing good and valid title to such Purchased Interests free and clear of any and all Encumbrances (other than those existing under applicable federal or state securities Laws).

Section 3.3 Foreign Person Status.  Such Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code and the Treasury Regulations thereunder.

Section 3.4 Compliance with Law.  Such Seller has complied and is in compliance with, in each case in all material respects with respect to all applicable Laws related to such Seller’s activities in connection with the Business and such Seller has not received any notice from any Governmental Authority with competent jurisdiction asserting any violation by such Seller of any applicable Law in connection with such Seller’s activities in connection with the Business.

Section 3.5 Brokers and Finders.  Except for GreensLedge Capital Markets LLC, no agent, broker, Person, financial advisor or other intermediary acting on behalf of such Seller is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from such Seller or the Company or any of their Affiliates, in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANY

Except as set forth in the correspondingly numbered Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed for purposes of each other Section or subsection of this Agreement to the extent the applicability of such matter so referenced is reasonably apparent on the face of such included matter), the Sellers hereby jointly and severally represent and warrant to Buyer as follows:

Section 4.1 Organization, Etc.

(a) The Company is duly formed or organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated.  Schedule 4.1(a) sets forth a true and complete list of each jurisdiction in which the Company is qualified to do business, and such jurisdictions represent all jurisdictions in which the nature of the Company’s business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except for such failures to be so qualified that have not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has Made Available to Buyer true and correct copies of all of its Organizational Documents.

(b) (i) No Order has been made, petition presented or resolution passed for the winding up of the Company and no meeting has been convened for the purpose of winding up the Company, (ii) no steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the Company’s assets, (iii) no arrangement or composition with the Company’s creditors or any class of creditors has been made or proposed, (iv) the Company is not insolvent, or unable to pay its debts within the meaning of the insolvency legislation applicable to the Company, and the Company has not stopped paying its debts as they fall due, (v) no execution or other process has been levied against the Company or action taken to repossess goods in the possession of the Company, and (vi) no unsatisfied judgment is outstanding against the Company.

Section 4.2 Capital Structure.

(a) Schedule 4.2(a) sets forth the issued and outstanding membership interests of the Company and each record and beneficial owner of such interests.  Other than the Purchased Interests or as set forth on Schedule 4.2(a), there are no issued or outstanding equity interests, economic interests or voting interests in the Company, and Buyer will own all record and beneficial membership interests of every class of the Company upon consummation of the Transactions.  All of the Purchased Interests have been duly authorized and validly issued, are fully paid and non-assessable, have been offered, sold and delivered by the Company in compliance in all material respects with applicable securities and other applicable Laws and Contracts and have not been issued in violation of any Equity Rights. Since inception of the Company, there have been no disputes regarding the ownership of the Company or the right to receive distributions therefrom.

(b) Except as set forth on Schedule 4.2(b), the Company has no Subsidiaries.

(c) Except as set forth in the Organizational Documents of the Company or as set forth on Schedule 4.2(c), there are no outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, stock appreciation, phantom equity, profits interests or similar rights commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating the Company to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any interests in the Company or any securities or obligations convertible or exchangeable into or exercisable for, any interests in the Company, (ii) giving any Person a right to subscribe for or acquire any interests in the Company or (iii) obligating the Company to issue, grant, adopt or enter into any Equity Right.  The Company does not have outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for interests in the Company.  Except for employment arrangements as set forth on Schedule 4.2(c), no Person other than the Sellers has an ownership interest or the right to participate in the revenues, profits, goodwill or other assets of the Company.

Section 4.3 Consents and Approvals.  Except as set forth on Schedule 4.3, neither the Company nor any Company Fund is required to obtain any Consent in connection with the Transactions.

Section 4.4 No Conflicts.  Except as set forth on Schedule 4.4, the consummation of the Transactions will not conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Encumbrance or loss of any rights of the Company or any Company Fund pursuant to any of the terms, conditions or provisions of or under (a) any applicable Law or Order, (b) the Organizational Documents of the Company or any Company Fund, or (c) any Contract, Plan or other instrument binding upon the Company or a Company Fund, or to which the property of the Company or Company Fund or any portion of the Business is subject, with such exceptions, in the case of this clause (c), as would not be reasonably likely to have a Company Material Adverse Effect.

Section 4.5 Financial Statements.

(a) Schedule 4.5(a) sets forth true and complete copies of the Financial Statements.  Each balance sheet included in the Financial Statements presents fairly in all material respects the financial position of the Company as of the date thereof. The other financial statements included in the Financial Statements present fairly in all material respects the results of the operations and cash flows of the Company for the periods therein set forth.  The Financial Statements have been prepared and presented on a cash basis consistently applied during the periods involved.

(b) Except as set forth in Schedule 4.5(b), the Company has no outstanding Indebtedness, nor has it engaged in any “off balance sheet” or similar financing of a type which would not be required to be shown or reflected in the Financial Statements.

Section 4.6 Absence of Undisclosed Liabilities.  The Company is not subject to any claims, liabilities or obligations of any nature (whether known, unknown, absolute, accrued, contingent or otherwise) that would be required to be disclosed or reserved against on its balance sheet or in the notes thereto prepared in accordance with GAAP, except (a) as and to the extent specifically disclosed and reserved against in the Most Recent Balance Sheet or footnotes thereto, (b) obligations that were incurred after the date of the Most Recent Balance Sheet in the ordinary course of business consistent in nature and amount with past practice of the Company, or (c) that are not individually or in the aggregate material to the Company, the Business, or the results of operations or financial results of the Business.

Section 4.7 Absence of Certain Changes.  Since December 31, 2014, other than as expressly permitted under this Agreement or, with respect to each Company Fund, in connection with the execution of investment strategies permitted by the investment guidelines of the applicable Company Funds (such investment guidelines having been Made Available to Buyer), (a) the Company and each Company Fund has conducted its business in the ordinary course consistent with past practices of the Company or such Company Fund, respectively, (b) there has not occurred any change, effect, event, occurrence, development that has, or would reasonably be expected to have, a Company Material Adverse Effect, (c) no material change has occurred in the assets and liabilities shown in the Most Recent Balance Sheets and (d) except as set forth on Schedule 4.7, neither the Company nor Company Fund, as applicable, has:

(i) purchased or redeemed or otherwise acquired any interests in the Company;

(ii) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests or otherwise, except in the case of a Company Fund, in the ordinary course of business consistent in nature and amount with past practice;

(iii) entered into any limited liability company agreement, joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement;

(iv) paid, discharged, settled or satisfied any claims, liabilities or obligations in excess of $50,000 individually or $100,000 in the aggregate, except in the ordinary course of business consistent in nature and amount with past practice;

(v) sold, transferred, assigned, conveyed, leased, licensed, mortgaged, pledged or otherwise subjected to any Encumbrance any of its material properties or assets, tangible or intangible, except in the ordinary course of business consistent in nature and amount with past practices;

(vi) incurred, assumed or guaranteed (including by way of any agreement to “keep well” or of any similar arrangement) any Indebtedness in excess of $100,000 or amended the terms relating to any Indebtedness in excess of $100,000 (in either case other than margin loans or other Indebtedness incurred by any Company Fund in the ordinary course of business and in accordance with its investment strategy);

(vii) changed any accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities) in any material respect;

(viii) (A) terminated, or suffered or sent or received notice of the termination of, the employment of any officer or investment professional, (B) with respect to any employee of the Company, other than in the ordinary course of business consistent with past practice, entered into a Contract to make any increase in wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to such employee, (C) granted or agreed to grant any severance or termination pay or entered into any Contract to make or grant any severance or termination pay or pay any bonus, (D) other than in the ordinary course of business consistent with past practice, granted or agreed to grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan or accelerated the time of vesting or payment under any Employee Benefit Plan, or (E) established, adopted, entered into, amended or terminated any Employee Benefit Plan;

(ix) made or incurred any capital expenditure or other financial commitment (other than any financial commitment made or incurred by any Company Fund in the ordinary course of business consistent in nature and amount with past practice and in accordance with its investment strategy) requiring payments in any fiscal year in excess of $50,000 individually or $100,000 in the aggregate;

(x) made, changed or revoked any Tax election or settled and/or compromised any Tax item; changed any method of Tax accounting; prepared any Tax Returns in a manner that is inconsistent with its past practice with respect to the treatment of items on such Tax Returns; filed an amended Tax Return or a claim for refund of Taxes with respect to its income, operations or property; or consented to any extension or waiver of the statute of limitations period;

(xi) conducted its billing and cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice;

(xii) failed to pay its creditors in accordance with their respective credit terms or (if no stated terms) within the time periods applicable to such creditors in the ordinary course of business consistent with past practice;

(xiii) made or effected any loan or advance or other extension of credit to, or an equity investment in, any other Person, in each case in excess of $25,000 individually or $100,000 in the aggregate (other than loans, advances, extensions of credit or equity investments made or effected by any Company Fund in accordance with its investment strategy); or

(xiv) entered into any Contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

Section 4.8 Assets.  The Company owns and has (and immediately after giving effect to the consummation of the Transactions, the Company will have) good and valid title to, or in the case of leased property has (and immediately after giving effect to the Transactions, the Company will have) good and valid leasehold interests in, or otherwise has (and immediately after giving effect to the Transactions, the Company will have) full or sufficient and legally enforceable rights to use all of the properties and assets (real, personal or mixed, tangible or intangible) necessary for the conduct of, or otherwise material to, the Business, in each case free and clear of any Encumbrance (other than Permitted Encumbrances). The assets of the Company are in good operating condition and repair (ordinary wear and tear excepted), are adequate for the uses to which they are being put, and are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.9 Real Property.  The Company does not own any real property or any interest therein.  Schedule 4.9 identifies all of the real property or other material personal property leases, or a sublease of an interest thereunder (the “Leases”) of the Company. The Leases constitute all of the real property and other material personal property leased, subleased, licensed or otherwise used in connection with the operation of the Business as presently conducted.  There exists no material default or any condition, or any state of facts or event which with the passage of time or giving of notice would constitute a material default, in the performance of its obligations under any of the Leases by the Company or, to the Knowledge of the Company, by any other party to any of the Leases.  The Company has not received any written or oral communication from the other party to any of the Leases claiming that the Company is in breach of its obligations under the respective Leases.  Each of the Leases is the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, each other party to such Lease and each of the Leases is enforceable against the Company and, to the Knowledge of the Company, each other party to such Lease.  The Company is in sole possession of the premises demised under the Leases and has not assigned, transferred, sublet, mortgaged or otherwise conveyed or encumbered all or any portion of its respective interest in any of the Leases or the premises demised under any of the Leases.

Section 4.10 Material Contracts.

(a) Schedule 4.10(a) contains a true and correct list of all Material Contracts (other than the Fund Documentation) in existence on the date hereof.  The Company has Made Available to Buyer true and correct copies of all written Material Contracts and accurate and complete descriptions of all material terms of all oral Material Contracts (if any).

(b) Each Material Contract is valid and binding on the Company and/or the applicable Company Fund, as applicable, and in full force and effect, and is enforceable against the Company or the applicable Company Fund and to the Knowledge of the Company, each other party thereto in accordance with its terms except as may be limited by the Bankruptcy and Equity Exception. There are no existing (with or without the lapse of time or the giving of notice, or both) material defaults of the Company or the applicable Company Fund or, to the Knowledge of the Company, any other party thereto under any Material Contract.  Each Material Contract has been performed by the Company or the applicable Company Fund in accordance with its terms and applicable Law in all material respects. The Company has not received notice from any other party of any default by the Company or any Company Fund with respect to any Material Contract, or of such party’s intent to cancel or terminate any Material Contract.

(c) Schedule 4.10(c) contains a true and correct list of all banks or savings and loan associations, or commodities or securities firms, or other financial institutions in which the Company has an account or safe deposit box, the numbers of each such account or box, and the names of all Persons having power to borrow, discount debt obligations, cash or draw checks, enter boxes, sell or buy securities, or otherwise act on behalf of the Company or any Company Fund in any dealings with such banks or savings and loan association, or commodities or securities firm.

Section 4.11 Legal Proceedings.  Schedule 4.11 contains a list of all past, pending and, to the Knowledge of the Company, threatened Proceedings and Client complaints against or concerning the Company or owner or employee thereof, any Company Fund or the Business brought or made since January 1, 2010.  There is no Proceeding pending or, to the Knowledge of the Company, threatened that calls into question the validity, or seeks to hinder or prohibit the enforceability or performance, of this Agreement or the Transactions.

Section 4.12 Affiliate Transactions.  Other than investment management agreements on customary terms and the Organizational Documents of the Company, there is not any agreement between the Company or Company Fund, on the one hand, and any Related Party on the other hand, other than this Agreement, the Ancillary Agreements and the agreements listed on Schedule 4.12.

Section 4.13 Compliance with Law; Government Regulation.

(a) Except as otherwise set forth in Schedule 4.13(a), since January 1, 2010, the Company and each Company Fund has in all material respects complied and is in all material respects in compliance with all applicable Laws and Orders.  Since January 1, 2010, neither the Company nor any Company Fund has received any notice from any Governmental Authority with competent jurisdiction asserting any violation by the Company or such Company Fund of any applicable Law.

(b) The Company is registered as an “investment adviser” under the Advisers Act and has been registered at all times required by the Advisers Act.  The Company has Made Available to Buyer prior to the date of this Agreement a true and correct copy of the Form ADV (Part 1 and Part 2) of the Company in effect on the date of this Agreement.  The Company is and at all times required by applicable Law (other than the Advisers Act) has been registered, licensed or qualified as an investment advisor in each jurisdiction where the conduct of its business required such registration, license or qualification.  Schedule 4.13(b) contains a true and correct list of the Company’s current registrations, licenses and qualifications.

(c) The Company and each Company Fund holds, and is in material compliance with all requirements under, all licenses, registrations, consents, franchises, permits, orders, warrants, confirmations, permissions, certificates, approvals and authorizations (collectively, “Permits”) that are required in order to permit the Company or Company Fund to own or lease its properties and assets and to conduct the Business as presently conducted under and pursuant to all applicable Laws.  All such Permits are listed on Schedule 4.13(c).  All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification or revocation or Proceeding is threatened. The consummation of the Transactions, in and of itself and assuming receipt of all Consents contemplated in this Agreement, would not cause the revocation, modification or cancellation of, or violation under, any Permit.  Each employee of the Company who is required to be registered or licensed as a registered representative, investment adviser representative, sales person or an equivalent person with any Governmental Authority with respect to the operation of the Company is duly registered or licensed as such and such registration is in full force and effect.

(d) Except as otherwise set forth in Schedule 4.13(d), the Company is not, and has not been (i) a bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent within the meaning of any applicable Law, (ii) required to be registered, licensed or qualified as a bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent under any applicable Law or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified.  The Company has not received any notice of any Proceeding concerning any failure to obtain any bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent registration, license or qualification.

(e) Neither the Company nor any “affiliated person” (as defined in the Advisers Act) of the Company is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “associated person” (as defined in the Advisers Act) of a registered investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority which would result in the ineligibility of the Company or any “affiliated person” to serve in any such capacities.

(f) Neither the Company nor any Company Fund nor, to the Knowledge of the Company, any employee, officer, director, partner or member of any of them, is, or at any time since January 1, 2010 has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, in each case, any Governmental Authority, and, to the Knowledge of the Company, none of them is threatened with the imposition or receipt of any of the foregoing.

(g) No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to the Company or, to the Knowledge of the Company, any Company Fund, or any officer, director, partner or employee of any of them, in connection with its business.

(h) To the extent required by applicable Law, the Company has, since the later of (i) January 1, 2010 or (ii) its inception, implemented one or more formal codes of ethics, insider trading policies, personal trading policies, compliance manual and other policies required by applicable Law. Such codes of ethics and policies comply with applicable Law in all material respects. To the Knowledge of the Company, there have been no violations since January 1, 2010 of the code of ethics, insider trading policies, personal trading policies, compliance manual and other policies required by applicable Law of the Company.

(i) Since January 1, 2010, the Company has complied with all applicable Laws regarding privacy of Clients and other Persons in all material respects and has established policies and procedures in this regard reasonably designed to ensure compliance with applicable Law.

(j) The Company and each Company Fund has adopted “know your customer” and anti-money laundering programs and reporting procedures, and procedures for detecting and identifying money laundering, and in each case, have complied in all material respects with the terms of such programs and procedures.  Prior to the acceptance of any subscription agreement from any investor in any Company Fund, the Company has confirmed that such investor is not identified on the U.S. Department of Treasury Office of Foreign Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or otherwise subject to sanctions administered by OFAC or owned or controlled by or acting on behalf of any Person listed on the SDN List. Neither the Company nor any of the Company Funds has been subject to any enforcement or supervisory action by any Governmental Authority because such procedures were considered to be inadequate by such regulator.

(k) Since January 1, 2010, neither the Sellers nor the Company and, to the Knowledge of the Company, none of the employees, officers, directors, partners or members or other Persons acting on behalf of the Company: (i) has, since January 1, 2010, been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading, (ii) is subject to any outstanding Order barring, suspending or otherwise materially limiting the right of such Person to engage in any activity conducted as part of the Business, (iii) to the Knowledge of the Company, is the subject of any on-going investigation by any Governmental Authority materially affecting such Person’s ability to conduct any activity conducted as part of the Business, or (iv) has since January 1, 2010, been denied any Permit materially affecting such Person’s ability to conduct any activity conducted as part of the Business.

(l)   Without limiting the generality of the preceding paragraph (k), the Company (including any of its officers, directors, agents, employees or other persons associated with or acting on its behalf) has not, directly or indirectly, taken any action that would cause it to be in violation of the UK Anti-Bribery Act, as amended, any other similar anti-bribery or anti-corruption Law, or any rule or regulation promulgated under any of the foregoing, or Rule 206(4)-5 under the Advisers Act including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, state or local government official, or political party or official of a political party.

(m) The Company has not, and, to the Knowledge of the Company, no employee, officer, director, partner or member of the Company has, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.  There is not now, and there has never been, any employment by the Company of, or any beneficial ownership in the Company by, any governmental or political official in any country in the world.  Neither the Company nor, to the Knowledge of the Company, any employee, officer, director, partner or member or Affiliate of the Company, has within the past five (5) years (i) made, offered to make or promised to make any payments of money or other thing of value to any governmental or political official, (ii) been party to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets or (iii) been party to the making of any false or fictitious entries in the books or records of the Company or any Company Fund.

(n) To the Knowledge of the Company, no intermediary, placement agent, distributor or solicitor has unlawfully marketed any of the services of the Company or unlawfully marketed or sold any interest in any Company Fund, and as of the date hereof there are no outstanding claims against the Company with respect to such marketing or sale.

(o) The Company’s representations to PriceWaterhouseCoopers made in its letter to PriceWaterhouseCoopers, dated March 17, 2015, in respect of FOC Capital I Fund and FOC Secured Value Fund, were true and accurate when made and would be true and accurate as of the date hereof and as of the Closing Date.

(p) As of, and at all times since, December 31, 2014, there has been no fraud, whether or not material, involving management or other employees who had a significant role in the Company’s or any Company Fund’s financial reporting.

Section 4.14 Company Funds.

(a) Schedule 4.14(a) sets forth a correct and complete list of each Company Fund as of the date hereof, together with the jurisdiction of formation of each Company Fund.  Each Company Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority.  Each Company Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law except for such failures to be so qualified, licensed or registered that have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth on Schedule 4.14(a), no Company Fund is, or at any time since its inception was, required to register as an investment company under the Investment Company Act.

(b) The Company has Made Available to Buyer the Organizational Documents of each Company Fund (including the form of subscription agreement and private placement memorandum).  Neither the Company nor, to the Knowledge of the Company, any investor of any Company Fund is or has been in noncompliance with any Fund Documentation in any material respect.

(c) The Company has a written Client Contract pursuant to which it serves as investment manager, general partner, or collateral manager to each Company Fund.  Each such Client Contract is in full force and effect.

(d) Each Company Fund currently is operated in material compliance with its respective investment objectives, policies and restrictions, as set forth in the applicable private placement memorandum or other applicable offering document for such Company Fund and all applicable Law, and each Company Fund has been at all times since January 1, 2010 operated in material compliance with the Company’s compliance manual and code of ethics.

(e) Except as disclosed on Schedule 4.14(e), each Company Fund is in compliance with the requirements of the private placement exemption in Section 4(a)(2) of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), the requirements of Rule 506 under the Securities Act, and all applicable state laws and regulations in connection with its offering of securities.  Except as would not, and would not reasonably be expected to, be material to the Company Funds or the Company, (i) none of the private placement memoranda, as amended or supplemented to date, of any of the Company Funds currently being offered violates applicable Laws, and (ii) each of the Company Funds is in compliance in all material respects with all applicable state laws and regulations in connection with its offers and sales of securities.  Each of the Company Funds has made all filings required to be made with each other jurisdiction in which it has offered and sold securities.

(f) The balance sheets of each Company Fund, if any, as of the last day of the most recent three (3) fiscal years (or, if applicable, such lesser number for which available) of each such Company Fund, and the related income statements and statements of cash flows, if any, for the years then ended of each such Company Fund have been prepared in accordance with GAAP applied, with respect to the FOC Capital I Fund and FOC Secured Value Fund, on a consistent basis throughout the periods involved with respect to all Company Funds (except as described in Schedule 4.14(f)) and fairly present in all material respects the financial position and financial results of each such Company Fund as of the dates thereof and for the periods then ended (subject to normal year-end adjustments in the case of any unaudited financial statements).  The Company has previously Made Available to Buyer true and complete copies of such balance sheets and related financial statements. No Company Fund is subject to any claims, liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise) except (i) as and to the extent specifically disclosed in the audited balance sheet of such Company Fund as of the last day of its most recent fiscal year or (ii) contractual obligations that were incurred after the date of the relevant balance sheet in the ordinary course of business consistent in nature and amount with past practice of the relevant Company Fund.

(g) Other than any “clawback” obligations set forth on Schedule 4.14(g), the Company is not liable in connection with, on behalf of or for any obligation of any Client (including of any investor in any Company Fund).

(h) Neither the Company nor any employee, officer, director, partner or member of the Company has received any fees, commissions or financial benefits (directly or indirectly) from or in respect of or in connection with any Company Fund, except in accordance with, and as disclosed in, the relevant Fund Documentation.  Except as otherwise set forth on Schedule 4.14(h), neither the Company nor any Company Fund is party to any Contract under which it pays or receives any (i) rebate or commission payable to a broker, solicitor, or placement agent, or (ii) other financial inducement to direct business or otherwise

(i) Except as set forth on Schedule 4.14(i), neither the Company nor any Company Fund is a counterparty to any unsettled securities transaction that has failed to settle within the customary settlement time for such transaction.

(j) Except as set forth on Section 4.14(j), all obligations of the Company and each Company Fund owed to any clearing firm have been fulfilled, and neither the Company nor any Company Fund has received any notice, claim, or demand from any clearing firm with respect to any unpaid liabilities or unmet obligations.

(k) No Fund Documentation or other offering materials or disclosure documents issued or used by a Company Fund, or the Company with respect to a Company Fund, contained or contains any untrue statement of a material fact, or any omission to state a material fact necessary in order to make the statements therein, in light of the circumstances in which there were made, not misleading.

Section 4.15 Assets Under Management.

(a) Schedule 4.15(a) sets forth for each Company Fund, as of September 1, 2015, the aggregate dollar amount of AUM by the Company in respect of such Company Fund.

(b) Schedule 4.15(b) sets forth a true and complete list of all Contracts (other than Organizational Documents for the Company Funds and other than confidentiality agreements entered into in the ordinary course of business consistent with past practice) relating to or affecting each Company Fund that provides for or that otherwise has the effect of establishing rights under, or altering or supplementing the terms of any Organizational Document or subscription agreement of such Company Fund (the “Side Letters”), reflecting all amendments, modifications and supplements thereto.  True and complete copies of each Side Letter have been Made Available to Buyer prior to the Closing Date. Each of the Side Letters is a valid and binding obligation of the applicable Company Fund and, to the Knowledge of the Company, the other party or parties thereto, except as enforcement may be limited by the Bankruptcy and Equity Exception.  No Company Fund or to the Knowledge of the Company, any other party thereto: (i) has terminated, canceled or substantially modified, or to the Knowledge of the Company, threatened to terminate, cancel or substantially modify, any Side Letter (except for modifications disclosed in Schedule 4.15(b)) or (ii) is in default in any material respect under any Side Letter.  No Company Fund has received any written notice of any default under any Side Letter that remains outstanding or unresolved.

(c) Except as disclosed on Schedule 4.15(c), no Client (or investor in any Company Fund) has, to the Knowledge of the Company, as of the date of this Agreement, provided written notice to the Company of its termination or reduction of its investment relationship with the Company or any Company Fund.

(d) Except as otherwise set forth in Schedule 4.15(d), no portion of the assets of any Client is subject to (or with respect to any Company Fund has, at any time from the date of organization of such Company Fund, been subject to) Title I of ERISA, Section 4975 of the Code or any law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code.

(e) To the Knowledge of the Company, no Company Fund has otherwise engaged in any transaction that is a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any applicable law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code.

Section 4.16 Taxes.

(a) Each of the Company and the Company Funds has (i) duly and timely filed with the appropriate Taxing Authority all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid in full all Taxes required to be paid by it or claimed to be due by any Taxing Authority.

(b) There are no Encumbrances for Taxes upon the assets or properties of the Company or of any Company Fund.  There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or of any Company Fund.

(c) No jurisdiction in which any the Company or any Company Fund does not file a Tax Return has made a claim or assertion that the Company or any Company Fund is required to file a Tax Return in such jurisdiction.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims, or administrative proceedings, that have formally commenced or are presently pending with regard to any Taxes or Tax Returns of or including the Company or any Company Fund, and neither the Company nor any Company Fund has received notification that such an audit or other proceeding is threatened with respect to any Taxes owed by, or any Tax Return filed by or with respect to, the Company or any Company Fund.  Neither the Company nor any Company Fund has received any notice of deficiency for any Tax owed by the Company or any Company Fund which has not been paid in full.  Neither the Company nor any Company Fund has received a ruling, technical advice memorandum or similar document from any Taxing Authority, or has signed an agreement with any Taxing Authority.

(d) Neither the Company nor any Company Fund is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement.

(e) All Taxes of the Company and each Company Fund that were not due and payable as of the date of the Most Recent Balance Sheet have been fully accrued on the Most Recent Balance Sheet in all material respects.  Since the date of the Most Recent Balance Sheet, neither the Company nor any Company Fund has incurred any liability for Taxes other than in the ordinary course of business consistent in nature and amount with past practice.

(f) The Company and each Company Fund has Made Available to the Buyer true, correct and complete copies of the Tax Returns of the Company and each Company Fund (including any amendments thereto) filed on or prior to the date hereof for each taxable year beginning on or after January 1, 2010 (or, if later, the date of inception of the applicable Company Fund).

(g) The Company and each Company Fund has complied in all respects with (i) all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper Taxing Authority all amounts required to be withheld and paid over under all applicable Laws and (ii) all Tax information reporting, collection and retention provisions of applicable Laws.

(h) Since its formation, the Company and each Company Fund has been classified for U.S. federal income tax purposes as set forth on Schedule 4.16(h). Neither the Company nor any Company Fund that is treated as a partnership for U.S. federal income tax purposes is or has been treated at any time since its formation as a publicly traded partnership within the meaning of Section 7704 of the Code

(i) Neither the Company nor any Company Fund has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 4.17 Benefit Plans; Employees.

(a) Schedule 4.17(a) contains a true and complete list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA (“Employee Benefit Plans”) and each written or unwritten bonus, deferred compensation, incentive compensation, vacation, sick leave, stock purchase, stock option, stock appreciation right or other equity-based incentive (including phantom equity), severance, termination, change in control, retention, employment, individual consulting, hospitalization or other medical, life or insurance, disability, other welfare, scholarship or tuition reimbursement, fringe benefit, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement, payroll practice, commitment or arrangement, and each other employee compensation or benefit plan, program, agreement, payroll practice, commitment or arrangement, sponsored, maintained or contributed to by either the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any current or former employee or current or former director of the Company or any ERISA Affiliate and with respect to which the Company has or could reasonably be expected to have any material liability (the “Plans”).

(b) With respect to each of the Plans, the Company has Made Available to Buyer true, complete and correct copies of the following (as applicable): (i) each writing constituting a current part of such Plans, including all current Plan documents, and any predecessor plans referred to therein, any related trust agreements, service provider agreements, insurance contracts or agreements with investment managers for the management of Plan assets; (ii) the summary plan description for Employee Benefit Plans, and any similar descriptions of all other Plans; (iii) the most recent Annual Report (Form 5500 Series) and accompanying schedules; (iv) the most recent annual financial report; (v) the most recent determination letter and/or opinion letter from the IRS; (vi) any discrimination or coverage tests performed in the last two plan years; (vii) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Plan; and (viii) all amendments, modifications or supplements to any such document.

(c) At no time have either the Company or any ERISA Affiliate (i) maintained, established, sponsored, participated in or contributed to any Plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (ii) incurred any liability or had a lien imposed under Title IV of ERISA or Section 412 of the Code.

(d) No Plan is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”).  The Company or any ERISA Affiliate has not at any time during the last six years, (i) contributed to or been obligated to contribute to any Multiemployer Plan; (ii) withdrawn in a complete or partial withdrawal from any Multiemployer Plan; or (iii) incurred any liability due to the termination or reorganization of a Multiemployer Plan.

(e) None of the Company, ERISA Affiliates, Plans, any trust created thereunder, nor, to the Knowledge of the Company, any trustee or administrator thereof, has engaged in a transaction or has taken or failed to take any action in connection with which the Company could reasonably be expected to be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(f) The Company is not an Employee Benefit Plan or a “Benefit Plan Investor” (as defined in Section 3(42) of ERISA); and, except as otherwise set forth in Schedule 4.17(f), the Company is not a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to any Employee Benefit Plan subject to Title I of ERISA or Section 4975 of the Code or other Entity the assets of which are subject to Title I of ERISA or Section 4975 of the Code (other than the Plans).

(g) Each of the Plans has been operated and administered by the Company and any ERISA Affiliate in material compliance with applicable Laws, including ERISA and the Code, and the terms of each such Plan.

(h) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter and there are no circumstances that could reasonably be expected to result in the loss of such qualification under Section 401(a) of the Code.

(i) Except as disclosed in Schedule 4.17(i), no Plan provides post-employment or post-retirement health, medical or life insurance benefits (whether or not insured) with respect to current or former employees of the Company after retirement or other termination of service, other than coverage mandated by applicable Laws.

(j) Except as disclosed in Schedule 4.17(j), the consummation of the Transactions will not, either alone or in combination with any other event, (i) result in any current or former employee, officer, director, independent contractor or consultant of the Company becoming entitled to severance pay, unemployment compensation or any other similar termination payment; or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director, independent contractor or consultant.

(k) There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan against or concerning the Company, by any employee or beneficiary under any Plan or otherwise involving any such Plan (other than routine claims for benefits) reasonably likely to lead to any liability to the Company.

(l) All stock options, stock appreciation rights or other equity-based awards issued or granted by the Company either (i) are not subject to Section 409A of the Code or (ii) are subject to and comply with Section 409A of the Code and the guidance thereunder.  Each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make, promise to make or have any liability (including joint, several or contingent liability) to make payments is in compliance with the requirements of Section 409A of the Code and the guidance thereunder.  None of the performance fees or management fees to which the Company is entitled would be subject to increased taxation under Section 457A or Section 409A of the Code.  No Plan is under audit or, to the Knowledge of the Company, investigation by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation, nor to the Knowledge of the Company, is any such audit or investigation pending or threatened.

(m) Schedule 4.17(m) sets forth (i) a true and correct list of the name, job title,  current annual salary and date of commencement of employment with respect to each employee of the Company as of the date of this Agreement; (ii) any other form of compensation paid or payable by the Company to each such employee for the most recent fiscal year; (iii) a list of all former employees of the Company who have terminated their relationship with the Company since January 1, 2014; and (iv) a list of any increase, effective after September 1, 2015 and for which the Company is obligated as of the date of this Agreement, in the rate of compensation of any of the Company’s employees, other than in the ordinary course of business.  To the Knowledge of the Company, no employee has given notice of its intention to terminate his or her employment with the Company within the next twelve (12) months.  Additionally, to the Knowledge of the Company, no employee is bound by any confidentiality agreement, non-competition agreement, or other similar restrictive covenant that may reasonably be expected to have a material adverse effect on such employee’s participation in the Company’s business.

(n) There have not been any wage and hour claims by any employee of the Company, nor, to the Knowledge of the Company, are there any wage and hour claims currently threatened by any Company employee.

(o) To the Knowledge of the Company, the Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including those relating to wages, hours, recordkeeping, employee classification, safety of employees, unemployment compensation, workers’ compensation, social security or other benefits, retaliation, harassment, employee privacy, payroll documents, record retention, equal opportunity, immigration, severance, discrimination in employment and collective bargaining.  The Company is not liable for any damages or penalties for failure to comply with any of the foregoing.  The Company has not received any correspondence from the Social Security Administration advising of a “no-match” between an employee’s name and social security number.  There are and have been no complaints, charges, actions, claims or proceedings against the Company or any director, officer, or employee of the Company pending or, to the Knowledge of the Company, threatened, with any Governmental Authority or court based on, arising out of or otherwise relating to the employment or termination of employment of any individual.

(p) There is no presently pending, and during the last twelve (12) months, there has not been, any charge, grievance proceeding or other claim against the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, or any comparable Governmental Authority.  The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  Neither the Company nor any of its executive officers has received within the past two years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company and, to the Knowledge of the Company, no such investigation is in progress.

(q) All individuals who are performing or have performed consulting or other services for the Company have been correctly classified as either “independent contractors” “brokers” “consultants” “agents” as the case may be, based on the services such person performed.  There are no pending or, to the Knowledge of the Company, threatened actions, claims or proceedings against the Company in connection with any Company business by or on behalf of or related to any individuals currently or formerly classified as “independent contractors” “brokers” “consultants” or “agents  relating to misclassification of such individuals.

(r) The Company has not entered into any arrangement with any entity or individual such that a joint employer relationship exists.

(s) To the Knowledge of the Company, the Company has met and is meeting all requirements under applicable Law relating to the employment of any foreign citizens, including all requirements of I-9, if applicable, and no employee is currently employed nor was any employee ever employed by the Company under circumstances in which he or she was not permitted to work under applicable Law.

(t) To the Knowledge of the Company, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of any group of employees that includes any employees of the Company.  The Company has no union, collective bargaining, or other agreement with a labor union or labor organization.  There is no pending or, to the Knowledge of the Company, threatened representation, proceeding or petition, strike, work stoppage, work slowdown, unfair labor practice charge or complaint or other material labor dispute affecting any employee of the Company.

Section 4.18 Intellectual Property and Information Technology.

(a) Schedule 4.18 sets forth a true and correct list of all of the Company’s U.S. and foreign (i) issued patents and patent applications, (ii) trademark registrations and applications and material unregistered trademarks, (iii) copyright registrations and applications and material unregistered copyrights, and (iv) design registrations and applications and material unregistered designs.  Immediately following the consummation of the Transactions, the Company will be the sole and exclusive beneficial and record owner of all of the Intellectual Property registrations and applications set forth in Schedule 4.18, and all such Intellectual Property is valid and enforceable.

(b) To the Knowledge of the Company, the Business as currently conducted does not require or use any Intellectual Property not owned by or licensed pursuant to a valid and enforceable license to, or with otherwise good title to, the Company.

(c) To the Knowledge of the Company, neither the Intellectual Property owned by the Company nor the conduct of the Business as currently conducted infringes, misappropriates, or otherwise violates any Person’s Intellectual Property rights, nor has any Person given notice to the Company to the contrary.

Section 4.19 Insurance.  The Company and the Company Funds maintain the insurance policies listed in Schedule 4.19.  Complete and correct copies of such insurance policies have been Made Available to Buyer.  All such policies are in full force and effect, all premiums due and payable thereunder have been paid, and no written notice of cancellation or termination has been received with respect to any such policy and, to the Knowledge of the Company, there exists no event, occurrence, condition or act (including the Transactions) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies.  The Company and the Company Funds, as applicable, have complied with the terms and provisions of such policies and bonds in all material respects.  Schedule 4.19 also sets forth a list of all pending insurance claims for the Company and the Company Funds.  Except as set forth on Schedule 4.19, there is no pending claim for the Company or any Company Fund under any such policy as to which coverage has been questioned, denied or disputed by any underwriter of such policy.

Section 4.20 Brokers and Finders.  Except for GreensLedge Capital Markets LLC, no agent, broker, Person, financial advisor or other intermediary acting on behalf of the Company is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.  Any such commission, fee or payment owed to GreensLedge Capital Markets LLC shall be solely the responsibility of the Sellers and not the Company.

Section 4.21 Advertisements.

(a) No advertisement, as that term is defined in Rule 206(4)-1 promulgated under the Advisers Act, published, circulated, or distributed by or on behalf of the Company prior to the date of this Agreement (each, an “Advertisement”) is fraudulent, deceptive, or misleading, or otherwise inconsistent with the requirements of the Advisers Act or the rules and regulations thereunder.

(b) Information related to the investment performance of the Company contained in any Advertisement or other communication by or on behalf of the Company prior to the date of this Agreement is accurate in all material respects, and has been calculated and presented in a manner consistent with the requirements of the Advisers Act and the rules and regulations thereunder.

(c) The Company maintains the following records (the “Records”): all documentation necessary to form the basis for, demonstrate, or recreate the calculation of the performance or rate of return of all accounts managed by the Company and included by the Company in each performance composite presently maintained by the Company (each, a “Performance Composite”), and any other accounts with the same or similar strategy to those in the Performance Composites, as required by the Advisers Act and rules and regulations thereunder (collectively, the “Records Requirements”).

(d) The Records are accurate and complete, and include, without limitation, all documents or records that form the basis for, demonstrate, or recreate the calculation of the performance rate of return of all accounts in each Performance Composite and any other accounts with the same or similar strategy to those in the Performance Composites, including records with respect to performance that was produced by any employee or officer of the Company at a prior firm, as required by the Records Requirements

Section 4.22 Nonreliance of Sellers.

(a) Each Seller acknowledges that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Buyer and the Transactions contemplated by this Agreement.  Each Seller acknowledges that it has received all materials relating to the Buyer and the Transactions contemplated hereby that it has requested and has been afforded the opportunity to obtain any additional information reasonably necessary to evaluate the merits of the Transactions.  Buyer has answered to each Seller’s satisfaction all inquiries that such Seller and its representatives and advisors have made concerning the Buyer or otherwise relating to the Transactions.

(b) In entering into this Agreement, each Seller has relied solely upon its own investigation and analysis and the representations and warranties of Buyer expressly contained in Article V and any certificate required to be delivered in connection with this Agreement by Buyer, and each Seller acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, neither Buyer nor any of its managers, directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or Made Available to the Sellers or any of their respective agents, representatives or Affiliates prior to the execution of this Agreement, (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof), future financial condition (or any component thereof) of Buyer or its conduct of the Business following Closing heretofore or hereafter delivered to or Made Available to the Sellers or any of their respective agents, representatives or Affiliates, or (iii) any other matter.  Without limiting the generality of the foregoing, none of Buyer or any of its managers, directors, officers, employees, Affiliates, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of Buyer Made Available to the Sellers, including due diligence materials, memorandum or similar materials, or in any presentation by management of Buyer or others in connection with the Transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Sellers in executing, delivering and performing this Agreement and the Transactions contemplated hereby, in each case, except as otherwise expressly stated herein and in the certificates or other instruments delivered pursuant hereto

Section 4.23 Disclaimer.  Except for the representations and warranties of the Sellers contained in Article III and this Article IV or in any Ancillary Agreements or certificates delivered at Closing, neither the Sellers nor the Company nor any of their representatives make any representation or warranty, express or implied, at law or in equity, and any such other representation or warranty is hereby disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

Section 5.1 Organization.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2 Authority; No Violations.

(a) Buyer has full power and authority to execute and deliver this Agreement and to perform Buyer’s obligations hereunder, and the execution, delivery and performance by Buyer of this Agreement has been duly authorized by all necessary corporate or other similar action on the part of Buyer.  This Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

(b) Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Buyer, nor the consummation by Buyer of the Transactions, or compliance by Buyer with any of the terms or provisions hereof or performance of its obligations hereunder will, with or without the giving of notice, the termination of any grace period or both: (i) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of Buyer; (ii) violate any applicable Law; (iii) require any Consent to be made or obtained by Buyer; (iv) result in a violation or breach by Buyer of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound; or (v) result in the creation of any Encumbrance upon Buyer’s properties or assets, in each case of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to materially impair or delay Buyer’s ability to promptly perform its obligations hereunder or under any Ancillary Agreement.  There is no Proceeding pending or, to the knowledge of Buyer, threatened, against Buyer that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of Buyer to perform its obligations hereunder on a timely basis.

Section 5.3 Purchase for Own Account.  The Purchased Interests are being acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof.  Buyer has, or has access to, the financial resources with which to meet its obligations under this Agreement.

Section 5.4 Investment Experience.  Buyer understands that the purchase of the Purchased Interests involves substantial risk.  Buyer has experience as an investor in securities of companies and acknowledges that it can bear the economic risk of its investment in the Purchased Interests and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Purchased Interests and protecting its own interests in connection with such investment.

Section 5.5 Investor Suitability.  Buyer is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

Section 5.6 Acknowledgements.  Buyer understands and acknowledges that the offering and sale of the Purchased Interests pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation D (or Rule 701 promulgated under the Securities Act, as applicable).

Section 5.7 Nonreliance of Buyer.

(a) Buyer has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and Company Funds and the Transactions contemplated by this Agreement.  Buyer has received all materials relating to the Business and the Transactions contemplated hereby that it has requested and has been afforded the opportunity to obtain any additional information reasonably necessary to evaluate the merits of the Transactions.  The Sellers have answered to Buyer’s satisfaction all inquiries that Buyer and its representatives and advisors have made concerning the Business, including the business of the Company and Company Funds, or otherwise relating to the Transactions.

(b) In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Sellers expressly contained in Article III and Article IV (in each case, as qualified by the applicable schedules) and any certificate required to be delivered in connection with this Agreement by the Sellers, and Buyer acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Sellers, the  Company, nor any of their respective managers, directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or Made Available to Buyer or any of their respective agents, representatives or Affiliates prior to the execution of this Agreement, (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any Company Fund heretofore or hereafter delivered to or Made Available to Buyer or any of their respective agents, representatives or Affiliates, or (iii) any other matter.  Without limiting the generality of the foregoing, none of the

Sellers, the Company, or any of their respective managers, directors, officers, employees, Affiliates, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Company or Company Funds Made Available to Buyer, including due diligence materials, memorandum or similar materials, or in any presentation of the Business by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the Transactions contemplated hereby, in each case, except as otherwise expressly stated herein and in the certificates or other instruments delivered pursuant hereto.

Section 5.8 SEC Reports. Since December 31, 2014, Buyer has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all such filings, including filings incorporated by reference therein, being referred to herein as the “Commission Documents”). At the times of their respective filings, Buyer’s Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”), and each subsequently filed Form 10-Q of Buyer (collectively, the “Form 10-Q”) and all other subsequently filed Commission Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and the Form 10-K, each Form 10-Q, and all other subsequently filed Commission Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.9 Brokers and Finders.  No agent, broker, Person, financial advisor or other intermediary acting on behalf of Buyer or its Affiliates is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.

Section 5.10 Disclaimer.  Except for the representations and warranties of Buyer contained in this Article V or in any Ancillary Agreements or certificates delivered at Closing, neither Buyer nor any of its representatives makes any representation or warranty, express or implied, at law or in equity, and any such other representation or warranty is hereby disclaimed.

ARTICLE VI

COVENANTS

Section 6.1 Termination of Letter of Intent and Confidentiality Agreement.  The Parties agree that the Letter of Intent shall terminate upon execution of this Agreement, and the Confidentiality Agreement shall terminate at the Closing.

Section 6.2 Announcement.  Except for any notice which is required pursuant to applicable Law, provided, that the Party proposing to issue any press release or similar public announcement or communication in compliance with any such requirement shall use commercially reasonable efforts to consult in good faith with the other Parties before doing so (to the extent permissible under applicable Law), the Parties hereby agree, and agree to cause their respective Affiliates and such Party’s and its Affiliates’ respective managers, directors, officers, employees, agents and advisors, not to, issue any press release or similar announcement announcing the Transactions without the prior written consent of, the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing  herein shall limit the Sellers and the Company and/or their representatives from making or transmitting any announcement regarding the Transactions to their Clients, investors and service providers, including for the purposes of obtaining any Consents.

Section 6.3 Expenses.  Each Party shall bear its own direct and indirect Transaction Expenses, except as otherwise provided in Section 6.17(c).

Section 6.4 Further Assurances.  Except as otherwise set forth in Section 6.7, each Party to this Agreement agrees to execute such documents and other papers and use its reasonable efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and the Ancillary Agreements.  Following the Closing, upon the reasonable request of any Party, the other Parties agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to effectuate the purposes of this Agreement and the Ancillary Agreements.  To the extent that action or lack of action on the part of an Affiliate of a Party is necessary in order for such Party to fulfill any of its obligations under this Agreement or any Ancillary Agreement, then each such obligation shall be deemed to include an undertaking on the part of such Party to cause such Affiliate to take, or prevent such Affiliate from taking, such necessary action.

Section 6.5 Interim Covenants.  During the period between the date of this Agreement and the Closing Date, other than (i) as expressly contemplated by this Agreement, (ii) as set forth in Schedule 6.5 or (iii) as consented to in writing by Buyer:

(a) the Sellers shall (i) cause the Company to (A) be operated in the ordinary course consistent with past practices, (B) maintain and preserve intact its current business organization and use commercially reasonable efforts to keep available the service of the current employees of the Company, (C) use commercially reasonable efforts to maintain and preserve intact its current relationships with its Clients and other Persons with which the Company has material business relationships, (D) comply in all material respects with all applicable Laws and Contracts, (E) maintain in full force and effect all insurance policies in effect on the date hereof, and (ii) not transfer, sell or assign, or permit to be subject to any Encumbrance any of the Purchased Interests; and

(b) without limiting the generality of the foregoing, the Sellers shall not, and shall cause the Company not to:

(i) amend its Organizational Documents;

(ii) purchase or redeem or otherwise acquire any interests in the Company, or make any distribution to its members or with respect to its membership interests other than distributions of cash and other assets of the Company in excess of the Targeted Net Working Capital;

(iii) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests or otherwise;

(iv) enter into any limited liability company agreement, joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement;

(v) pay, discharge, settle or satisfy any claims, liabilities or obligations in excess of $50,000 individually or $100,000 in the aggregate, except in the ordinary course of business consistent in nature and amount with past practice;

(vi) sell, transfer, assign, convey, lease, license, mortgage, pledge or otherwise subject to any Encumbrance any of its material properties or assets, tangible or intangible, except in the ordinary course of business consistent in nature and amount with past practices;

(vii) incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) any Indebtedness in excess of $100,000 or amended the terms relating to any Indebtedness in excess of $100,000;

(viii) change any accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities) in any material respect;

(ix) (A) terminate or send notice of the termination of, the employment of any officer or investment professional, (B) with respect to any employee of the Company, other than in the ordinary course of business consistent with past practice, enter into a Contract to make any increase in wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to such employee, (C) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay or pay any bonus other than pursuant to any such agreement, existing as of the date hereof and set forth in the Company Disclosure Schedule, (D) other than in the ordinary course of business consistent with past practice, grant or agree to grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan or accelerate the time of vesting or payment under any Employee Benefit Plan, or (E) establish, adopt, enter into, amend or terminate any Employee Benefit Plan;

(x) make or incur any capital expenditure or other financial commitment requiring payments in any fiscal year in excess of $50,000 individually or $100,000 in the aggregate;

(xi) make, change or revoke any Tax election or settle or compromise any Tax item; change any method of Tax accounting; prepare any Tax Returns in a manner that is inconsistent with its past practice with respect to the treatment of items on such Tax Returns; file an amended Tax Return or a claim for refund of Taxes with respect to its income, operations or property; or consent to any extension or waiver of the statute of limitations period;

(xii) conduct its billing and cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice;

(xiii) fail to pay its creditors in accordance with their respective credit terms or (if no stated terms) within the time periods applicable to such creditors in the ordinary course of business consistent with past practice;

(xiv) make or effect any loan or advance or other extension of credit to, or an equity investment in, any other Person, in each case in excess of $25,000 individually or $100,000 in the aggregate; or

(xv) enter into any Contract or letter of intent with respect to (whether or not binding), or otherwise commit or agree, whether or not in writing, to do any of the foregoing.

Section 6.6 Access to Information.

(a) From the date hereof until the Closing Date, the Sellers shall cause the Company to afford the directors, officers, employees, auditors and other agents and advisors of Buyer reasonable access during normal business hours to the managers, directors, officers, employees and agents, and offices and other facilities of the Company and their books and records (except to the extent any Contract or other information contains or is otherwise subject to confidentiality provisions which restrict such access; provided that the Company shall provide redacted versions of such Contracts and information to the extent permitted by such confidentiality provisions), and shall furnish Buyer with such financial, operating and other data, agreements and information with respect to the Business, as Buyer, through its managers, directors, officers, employees or agents, may reasonably request (except to the extent any Contract or other information contains or is otherwise subject to confidentiality provisions which restrict such access).  All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein, which Confidentiality Agreement shall terminate at Closing in accordance with Section 6.1.

(b) From the date hereof until the Closing Date, the Sellers shall provide on a monthly basis promptly as they become available copies of all regularly prepared monthly financial statements and reports of the Company.

(c) From the date hereof until the Closing Date, subject to applicable Law and fiduciary duties, at least five (5) Business Days prior to implementing any material change to its investment process in respect of the Company, the Sellers shall provide a written description of any such proposed change to Buyer and shall consult with Buyer regarding such change prior to its implementation.

Section 6.7 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Parties hereto shall use their commercially reasonable efforts to (a) prepare and file as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (b) obtain and maintain all Consents in the manner contemplated in Section 6.16.

Section 6.8 No Solicitation, Etc.  During the period from the date hereof continuing through the earlier of the Closing or termination of this Agreement, the Sellers shall not, and the Sellers shall cause the Company and their respective Affiliates and representatives not to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Affiliates and representatives), concerning any acquisition by such Person of any assets or any ownership interests in the Company or any issuance of ownership interests of the Company or any merger, asset sale, recapitalization or similar transaction involving the Company, or replacement of the Company as the investment advisor, investment sub-advisor, general partner, managing member, manager or administrator to any of the Company Funds.

Section 6.9 Updates to Company Disclosure Schedule. From the date of this Agreement until the Closing Date, the Sellers may notify the Buyer in writing of any representation or warranty made by the Sellers in this Agreement that becomes untrue or inaccurate as a result of facts arising after the date of this Agreement, which notification may include an update or supplement to the Company Disclosure Schedule.  Notwithstanding anything herein to the contrary, the delivery of any such update or supplement to the Company Disclosure Schedule shall be deemed to have cured any inaccuracies in the representations and warranties that might have existed hereunder as a result of such facts arising after the date of this Agreement and described in such update or supplement, (including or the purposes of Article VII), but shall not be deemed to have cured any inaccuracies in the representations and warranties for purposes of Article VIII.

Section 6.10 Notification of Certain Matters. Between the date hereof and the Closing Date:

(a) Each Party will give the other Party prompt notice of (i) the occurrence or existence of any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any Party’s obligations from being satisfied, (ii) any notice or other communication from any Governmental Authority with respect to the Transactions or the operation of the Company’s business, or (iii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required or will not be provided in connection with the Transactions; and

(b) Unless prohibited by applicable Law, the Sellers shall make available to Buyer, or cause the Company to make available to Buyer, promptly after the same become available, complete and correct copies of all inspection reports and correspondence and other documents relating to any inquiry or investigation provided to the Company by any Governmental Authority or to a Governmental Authority by the Company and advise Buyer promptly of any oral communications between the Company and a Governmental Authority not made in the ordinary course of business and, to the extent legally permissible, shall allow Buyer to review and comment on any contemplated responses to any Governmental Authority prior to the time such responses are delivered.

Section 6.11 Risk Retention Capital.  As of the date hereof, Buyer intends to sponsor and manage new CLO Products through the Company that comply with the relevant risk-retention capital requirements beginning in January 2017, subject to regulatory limitations, market conditions, Buyer’s capital availability, and other business considerations, all in Buyer’s sole discretion, including the size and timing of any new CLO Product issuance, as well as the type of retention interests purchased and the structure of the retention vehicle.  For the avoidance of doubt, nothing in this Section 6.11 or otherwise shall obligate Buyer to provide, or have its Affiliates provide, any risk-retention capital to the Company.

Section 6.12 Fund Investment.  At Buyer’s sole discretion, Buyer agrees to consider providing (or having its Affiliates provide) seed capital in new Company Funds to support product development and other growth objectives.  For the avoidance of doubt, nothing in this Section 6.12 or otherwise shall obligate Buyer to provide, or have its Affiliates provide, any seed capital in new Company Funds.

Section 6.13 Investment Committee.  Following the Closing, an investment committee shall be formed to oversee the general investment activities of the Company Funds.  The investment committee shall initially be composed of each Seller, for so long as such Seller remains an employee in good standing of Buyer or the Company, and three other members appointed by Buyer.  The day-to-day investment management activities of the Company Funds shall be directed by the Sellers, subject to the terms of their respective Employment Agreements and to any other management oversight and corporate governance needs as determined by Buyer, in its sole discretion. The investment committee shall meet monthly, or as frequently as needed as determined by a majority of the members of the investment committee, to review compliance with and changes to the Company’s investment guidelines, strategies, and other similar matters.

Section 6.14 Employment Matters; Payment of Employee Bonuses.

(a) Immediately following the Closing, Buyer shall cause the Company to retain a majority of Company employees; provided, however, that employment of all such Persons shall remain at-will, except as otherwise may be provided in any Employment Agreement.  All severance or other costs related to termination of any employees in process by the Company prior to the Closing Date, and all bonuses, incentive fees, and accrued but unpaid compensation or benefits awarded or earned, in each case outside the ordinary course and prior to the Closing Date for such employees to the extent not accrued or otherwise accounted for in the Company’s Net Working Capital at Closing, shall be the responsibility of the Sellers.  Termination expenses related to all other employees for actions taken after Closing shall be the responsibility of the Buyer.

(b) Buyer shall pay the Employee Bonuses, together with any additional amount of bonuses in respect of the remainder of calendar year 2015 (which additional amount shall be at the sole discretion of Buyer), which amounts shall be paid to the employees of the Company at such time as is consistent with the Buyer’s ordinary practices but in no event later than March 31, 2016.

(c) Nothing contained herein, other than in respect of Buyer’s obligations to pay the Employee Bonuses under Section 6.14(b), express or implied (i) shall be construed to establish, amend, or modify any Plan; (ii) shall alter or limit the Buyer’s ability to amend, modify or terminate any particular Plan; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, and all such employees shall be employees at-will following the Closing; or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement, in each case except as otherwise may be provided in any Employment Agreement.

Section 6.15 Certain Investments of the Sellers in Company Funds.  All amounts invested by any Seller or any of their Related Parties in a Company Fund (whether such amounts are existing investments or made in the future) shall not be charged any management fees or incentive fees or allocations for so long as they remain employed by the Company, Buyer or an Affiliate of Buyer.

Section 6.16 Consents.  No later than five (5) Business Days after the date hereof, the Sellers shall cause the Company to seek each of the Required Consents.

The Sellers shall, and shall cause the Company to, use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to obtain such Consents hereunder.

Section 6.17 Tax Matters.

(a) Buyer and the Sellers shall give effect to the transfer of the Purchased Interests as of the Closing Date and the Sellers shall cause the Company to allocate to the Sellers all items of income, gain, loss, deduction and credit attributable to the applicable Purchased Interests for any taxable year of such Company which ends on the Closing Date.

(b) Sellers shall timely pay all Transfer Taxes in connection with this Agreement and the transactions contemplated hereby, including any recording charges.

(c) After the Closing, the Sellers shall prepare or cause to be prepared all Tax Returns required to be filed by, with respect to or that include the Company with respect to taxable periods of the Company ending on or before the Closing Date (the “Pre-Closing Tax Period”), and such Tax Returns (the “Pre-Closing Tax Returns”) shall be prepared consistent with past practices and this Agreement, except as otherwise required by Applicable Law.  The Sellers shall file or cause to be filed all Pre-Closing Tax Returns that are required to be filed and Sellers shall pay, or cause to be paid, all such Taxes shown as due on such Tax Returns.  The costs of preparing such Tax Returns shall be borne by the Sellers.

(d) In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts or payroll for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in the taxable period ending on the Closing Date and the denominator of which shall be the total number of days in such Straddle Period.

(e) After the Closing, Buyer shall prepare or cause to be prepared all Tax Returns required to be filed by, with respect to or that include the Company with respect to any Straddle Period (the “Straddle Period Tax Returns”), and such Straddle Period Tax Returns shall be prepared consistent with past practices and this Agreement, except as otherwise required by Applicable Law.  Buyer shall file or cause to be filed all Straddle Period Tax Returns that are required to be filed.  The costs of preparing such Straddle Period Tax Returns shall be borne by Buyer.  The Sellers shall pay, or cause to be paid, all Taxes of or imposed on the Company for the portion of the taxable period through the end of the Closing Date for any Straddle Period.

(f) If a claim shall be made by any Governmental Authority regarding Taxes, which, if successful, might result in an indemnity payment pursuant to Section 7.2, then Buyer shall give notice to the Sellers in writing of such claim (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.

(i) With respect to any Tax Claim relating to a tax period that ends on or prior to the Closing Date, the Sellers, solely at their own cost and expense, may control all proceedings if the Sellers provide Buyer with notice of their election to control such claim within twenty (20) days of Buyer notifying Sellers of such Tax Claim; provided, however, that the Sellers must first consult, in good faith with Buyer before taking any action with respect to the conduct of such Tax Claim.  If Sellers do not elect to control any such Tax Claim within the time period set forth above, then Buyer shall be entitled to control all aspects of such claim.  If the resolution of any Tax Claim for any Pre-Closing Tax Return could reasonably be expected to have an adverse effect on the party that is not in control of such claim, (A) the party in control of such claim shall keep the other party reasonably informed regarding the progress and substantive aspects of such Tax Claim, (B) the other party shall be entitled to participate in any proceedings with respect to such Tax Claim and (C) the party in control of such claim shall not compromise or settle any such Tax Claim without obtaining the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to exclusively control the conduct of any audit or administrative or judicial proceeding with respect to the Company for any taxable period ending after the Closing Date.

(ii) The Sellers and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(g) The Parties agree that the purchase by Buyer of the Purchased Interests from the Sellers pursuant to this Agreement will be treated for U.S. federal (and applicable state and local) income tax purposes pursuant Revenue Ruling 99-6, 1999-1 C.B. 432 (i) as to the Sellers, as a sale of the Purchased Interests by the Sellers to Buyer and (ii) as to Buyer, as the acquisition by Buyer from the Sellers of all the assets of the Company.

Section 6.18 Lease Deposit.  Buyer will use commercially reasonably efforts to replace the Company’s existing standby letter of credit in respect of the Office Lease with a parent guaranty or other credit support of Buyer promptly following the Closing Date.   Promptly following the termination of the existing standby letter of credit supporting the Office Lease and the receipt by the Company of any cash collateralizing such letter of credit, Buyer will cause the Company to pay to the Sellers (in the proportions contemplated on Schedule 2.1(a)) the amount of any such cash received by the Company (including any interest thereon).

Section 6.19 Capital I Offshore Receivable.  The Parties agree to work together in good faith to achieve prior to Closing a mutually acceptable mechanism to distribute to the Sellers the Capital I Offshore Receivable at no cost, expense, or charge to Buyer.

Section 6.20 Plan Termination.  If requested by the Buyer in writing no later than ten (10) days prior to the Closing Date, the Sellers will, and will cause the Company to, take all actions necessary to terminate all Plans that the Buyer so requests to be terminated as of no later than immediately prior to the Closing, including adopting the relevant resolutions and necessary amendments to Plans (including 100% vesting of any Plan intended to be qualified under the Section 401(a) of the Code), making contributions to Plans for all payroll periods ending prior to Closing, fully accruing for all other contribution obligations as current liabilities, and making all benefit payments in accordance with the terms of the Plans and any other contractual obligations of the Company and Law.

Section 6.21 Tickets.  Sellers shall cause the Company to distribute to Sellers the rights to any deposit for tickets, or tickets, to New England Patriots football games, and Sellers shall assume any additional obligations with respect to the purchase of such tickets.

Section 6.22 Purchase Price Allocation.   Prior to Closing, Buyer and the Sellers shall agree in good faith on the allocation for Tax purposes of the Purchase Price among the assets of the Company (the “Allocation Statement”).  Except as otherwise required pursuant to a final determination by a Taxing Authority, each Party shall file all Tax Returns in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith.

ARTICLE VII

SURVIVAL; POST-CLOSING OBLIGATIONS

Section 7.1 Expiration of Representations, Warranties and Covenants.  All of the representations and warranties of the Parties contained in this Agreement shall terminate and expire, and shall cease to be of any force or effect, on the date that is eighteen (18) months following the Closing Date (except to the extent a claim for indemnification has been made prior to such time for any breach thereof, in which event the representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved); provided, that the representations and warranties contained in Section 3.1 (Authority; No Violations), Section 3.2 (Title), Section 3.5 (Brokers and Finders), Section 4.1 (Organization, Etc.), Section 4.2 (Capital Structure), Section 4.16 (Taxes), Section 4.20 (Brokers and Finders), Section 5.1 (Organization), Section 5.2 (Authority; No Violations) and Section 5.9 (Brokers and Finders) (the “Fundamental Representations”), shall survive indefinitely, or, if applicable, until the thirtieth (30th) day following the expiration of any applicable statute of limitations, except to the extent a claim for indemnification has been made prior to such time for any breach thereof, in which event the representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved.  Each covenant or other agreement herein to be performed prior to or at the Closing shall terminate at Closing, unless the performance period is otherwise mutually extended by the Parties, and each covenant or other agreement herein to be performed after the Closing shall survive the Closing hereunder until performed in accordance with its terms.

Section 7.2 Result of Breach of Representation or Warranty; Indemnification.

(a) Subject to the other provisions of this Article VII, the Sellers shall severally indemnify, defend and hold harmless Buyer (which, as of Closing, shall be deemed to include the Company), and its managers, directors, officers, employees, agents, representatives, successors and permitted assigns (the “Buyer Indemnitees”) from and against any and all liabilities, claims, Taxes, losses, damages (excluding consequential, special, incidental, exemplary, lost profits and punitive damages except to the extent that they are actually adjudicated as due and actually paid by such Person to a third party in connection with an indemnified Third Party Claim), costs and expenses (including reasonable costs of investigation and defense and all reasonable attorneys’ fees and disbursements), whether before, on or after the Closing Date  (collectively, “Losses”), of the Buyer Indemnitees to the extent resulting from or arising out of:

(i) the breach, or any claim by a party other than Buyer that if true would constitute a breach, of any representation or warranty of the Sellers set forth in Article III or Article IV,

(ii) the breach of any covenant of the Sellers contained in this Agreement,

(iii) any Transaction Expenses of the Company outstanding as of the Closing to the extent not deducted in the determination of the Purchase Price;

(iv) any claim asserted by any Person who is or was, or who claims to be or to have been, the holder of, or entitled to acquire or receive, any equity, option, warrant or other security of the Company relating to such Person's rights with respect to the Purchase Price;

(v) liabilities and obligations for any Taxes imposed on or with respect to, or incurred by or with respect to, the Sellers or the Company with respect to any period ending on or before the Closing Date (or, for any Straddle Period, liabilities and obligations for Taxes to the extent allocable to the portion of such period beginning on or before and ending on the Closing Date); or

(vi) the matters set forth on Schedule 7.2(a)1.

(b) Subject to the other provisions of this Article VII, Buyer shall indemnify, defend and hold harmless the Sellers and their respective Affiliates, agents, representatives, successors and permitted assigns (the “Seller Indemnitees”) from and against any and all Losses to the extent resulting from or arising out of any of:

(i) the breach, or any claim by a party other than the Sellers or the Company that if true would constitute a breach, of any representation or warranty of Buyer set forth in Article V, or

(ii) the breach of any covenant of Buyer contained in this Agreement.

Section 7.3 Limitations.

(a) Notwithstanding anything contained herein to the contrary, the Sellers shall not be liable in respect of any indemnification obligation for Losses of the Buyer Indemnitees under Section 7.2(a)(i) (other than in respect of fraud, criminal conduct that constitutes a felony, or intentional misconduct to the extent resulting in an enforcement or similar action by the SEC or any other Governmental Entity, or breach of any of the Fundamental Representations of the Sellers) unless and until the aggregate cumulative amount of Losses for which indemnification would otherwise be available but for this Section 7.3(a) exceeds $200,000, in which case the Buyer Indemnitees will be entitled to recover all Losses in excess of $200,000.  The Sellers’ aggregate liability in respect of any indemnification obligation for Losses (i) under Section 7.2(a)(i), other than in respect of fraud, criminal conduct that constitutes a felony, or intentional misconduct to the extent resulting in an enforcement or similar action by the SEC or any other Governmental Entity, or any breach of the Fundamental Representations of the Sellers, shall not exceed the Cap and Buyer’s sole recourse for such Losses shall be the amounts in the Escrow Amount, and (ii) otherwise under this Agreement, shall not exceed the Purchase Price.  Notwithstanding anything to the contrary contained herein, each Seller shall only be obligated to pay its pro rata share of any Losses (based upon such Seller’s ownership of the Purchased Interests set forth on Schedule 2.1(a)).

(b) Notwithstanding anything contained herein to the contrary, Buyer’s aggregate liability in respect of any indemnification obligation for Losses (i) under Section 7.2(b)(i), other than in respect of fraud, criminal conduct that constitutes a felony, or intentional misconduct to the extent resulting in an enforcement or similar action by the SEC or any other Governmental Entity, or any breach of the Fundamental Representations of Buyer, shall not exceed the Cap, and (ii) otherwise under this Agreement, shall not exceed the Purchase Price.

(c) The amount of any indemnification payable under this Article VII shall be reduced by an amount equal to the proceeds actually received by an Indemnitee under any insurance policy or from any third party in respect of such claim less all out-of-pocket costs and expenses incurred by such Indemnitee in connection with obtaining such insurance proceeds or third-party recovery (including reasonable attorneys’ fees, any deductible, any retention, any retroactive premium adjustment on the account of or arising from such claim or Losses, and the present value of any increases in insurance premiums on the account of or arising from such claim or Losses or the cost of cancellation of such insurance policy and the increased cost for any replacement policy). Each Indemnitee shall use its, his or her commercially reasonable efforts to pursue any insurance recovery or third-party recovery available to it with respect to any Loss for which such Indemnitee seeks indemnification pursuant to this Article VII (including during the period following any payment to such Indemnitee  in respect of such indemnification); provided, that the possibility that insurance proceeds may be realized by such Indemnitee shall not delay payment or indemnification of such Losses (or seeking indemnification for such Losses) by the Party against whom indemnification is sought pursuant to this Article VII.

(d) Each Indemnitee will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

(e) If an Indemnitee is indemnified for any Losses pursuant to this Agreement with respect to any Third Party Claim, then the Indemnifying Party will be subrogated to all rights and remedies of the Indemnitee against such third party, and the Indemnitee will cooperate with and assist the Indemnifying Party in asserting all such rights and remedies against such third party.

(f) The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 7.2(a)(i) for any Losses to the extent that the Company recorded an express and specific reserve in the Most Recent Balance Sheet.

[1]	NTD: To include any claims relating to Thorndike and Class B members.

Section 7.4 Claims Notice.

(a) Except with respect to Third Party Claims covered by Section 7.4(b), any Buyer Indemnitee or Seller Indemnitee who is entitled to, and wishes to, make a claim for indemnification for a Loss pursuant to Section 7.2 (an “Indemnitee”) shall give written notice to each Person from whom such indemnification is being claimed (an “Indemnifying Party”) and, if a Buyer Indemnitee is such Indemnitee, to the Escrow Agent in accordance with the Escrow Agreement, promptly, and in any event no later than five (5) Business Days, after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Loss.  The failure to make timely delivery of such written notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually prejudiced by failure to give such notice.  Together with such written notice, the Indemnitee shall provide the Indemnifying Party with such information and documents as the Indemnitee has in its possession regarding such claim and all pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred and any limitations set forth in this Article VII that apply to such Loss. The Indemnifying Party shall have a period of thirty (30) days after receipt by the Indemnifying Party of such notice and such evidence to agree to the payment of the Loss to the Indemnitee, subject to such limitations.  If the Indemnifying Party does not agree to the payment of the Loss within such thirty (30)-day period, the Indemnifying Party shall simultaneously deliver a notice to the Indemnified Party and, if a Seller is such Indemnifying Party, to the Escrow Agent in accordance with the Escrow Agreement, and the Indemnifying Party shall be deemed not to have accepted the Loss and the parties shall negotiate in good faith to seek a resolution of such dispute within fifteen (15) days thereafter.  If the dispute is not resolved through such negotiations, then any dispute (including as to whether a Loss exists) shall be resolved in accordance with Section 10.11. If the Indemnifying Party agrees to the payment of the Loss (subject to any limitations set forth in this Article VII that apply to such Loss) within the thirty (30)-day period described above, then it shall, within ten (10) Business Days after such agreement, pay to the Indemnitee the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in, this Article VII.

(b) If any claim or action at law or suit in equity is instituted by a third party against an Indemnitee (each, a “Third Party Claim”) with respect to which such Indemnitee is entitled to, and wishes to, make a claim for indemnification for a Loss under Section 7.2, then such Indemnitee shall promptly, and in any event no later than ten (10) Business Days after such Indemnitee has knowledge of an assertion of liability from such third party, deliver to the Indemnifying Party a written notice describing, to the extent practicable, such matter in reasonable detail, including the estimated amount of the Losses that have been or may be sustained by the Indemnitee and any limitations in this Article VII that apply to such Loss.  The failure to make timely delivery of such written notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually prejudiced by failure to give such timely notice.  In any event, such delivery shall be accompanied by all information, documents, and other materials in such Indemnitee’s possession related to such Third Party Claim.  The Indemnitee shall not make any admissions or acceptances with respect to such Third Party Claim.  The Indemnifying Party may, subject to the other provisions of this Section 7.4, settle, compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee in respect of the Third Party Claim.  If the Indemnifying Party shall elect to settle, compromise or defend such asserted liability, then it shall, within thirty (30) days after such election (or sooner, if the nature of the asserted liability so requires), notify the Indemnitee of its intention to do so and the Indemnitee shall cooperate to the fullest extent possible, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability; provided, that no settlement or compromise of any Third Party Claim shall be made without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed except where such settlement or compromise involves only the payment of money and the full release of any and all claims against the Indemnitee and only to the extent that such money is paid by the Indemnifying Party.  The Indemnifying Party shall not be released from any obligation to indemnify the Indemnitee hereunder with respect to such asserted claim without the prior written consent of the Indemnitee, unless the Indemnifying Party shall deliver to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to, or injunctive relief against, or other obligation of or limitation on the Indemnitee.  The Indemnifying Party shall have the right, except as provided below in this Section 7.4, to conduct and control the defense of any Third Party Claim.  Subject to the following sentence, all costs and fees incurred with respect to any such claim shall be borne by the Indemnifying Party.  The Indemnitee shall have the right to participate in, but not control, at its own expense, the defense, compromise or settlement of any such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate, in the judgment of legal counsel to the Indemnitee, for the same counsel to represent both the Indemnitee and the Indemnifying Party, or if the Indemnitee may have available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party, or if the Indemnifying Party fails to diligently defend and prosecute such Third Party Claims, then the Indemnitee shall be entitled to retain its own counsel in each jurisdiction for which the Indemnitee determines counsel is required, at the expense of the Indemnifying Party.  If the Indemnifying Party shall choose to defend any claim, then the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its direct or indirect control that relate to the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors and other personnel available or otherwise render reasonable assistance to, the Indemnifying Party and its agents.  An Indemnitee may not settle any Third Party Claim without the consent of the Indemnifying Party.

(c) With respect to any Losses under Section 7.4(a) and (b), if the Indemnitee is a Buyer Indemnitee the payment of the Loss shall be paid as follows: (i) first from the Escrow Amount (to the extent of amounts in the Escrow Amount) by the Escrow Agent, without the necessity of further action, as provided in the Escrow Agreement and (ii) subject to Section 7.3(a)(i), if the funds in the Escrow Amount are inadequate, the Indemnifying Party shall thereupon pay the Indemnitee for all indemnifiable Losses, on demand, in cash.

Section 7.5 Exclusive Remedy.  Except as may be otherwise specifically provided elsewhere in this Agreement, other than in respect of the claims resulting from fraud arising out of this Agreement or the right to seek specific performance for a breach of a covenant or agreement to be performed by a Party hereto following the Closing, the provisions of this Article VII shall be the sole and exclusive remedy of the Parties hereto with respect to any and all claims arising out of or in connection with a breach of any representation, warranty, covenant or agreement made by the Sellers or Buyer in this Agreement.

Section 7.6 Effect of Investigation.  The right to indemnification, payment, reimbursement or other remedy based upon any representation, warranty, covenant or obligation will not be affected by any investigation conducted or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, such representation, warranty, covenant or obligation.

Section 7.7 Tax Treatment.  Except as otherwise required by applicable Law, the Parties agree to treat any payment made pursuant to this Article VII as an adjustment to the Purchase Price for all Tax purposes.

Section 7.8 Indemnity Payment.  Any payment required pursuant to this Article VII shall be made promptly (and in any event no later than ten (10) Business Days following) (a) settlement of any claim in accordance with Section 7.4 or (b) upon entry by a court of competent jurisdiction of a final and non-appealable judgment or order or judgment or order not timely appealed.

ARTICLE VIII

CONDITIONS TO THE CLOSING

Section 8.1 Conditions to Obligations of Each Party.  The respective obligations of Sellers and Buyer to consummate the Transactions are subject to the satisfaction (or waiver in writing by the Sellers and Buyer) as of the Closing of the following conditions:

(a) At the Closing, there shall be no (i) injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the acquisition of the Purchased Interests hereunder or the consummation of the Transactions, or (ii) pending or threatened Proceeding by any Governmental Authority of competent jurisdiction which seeks to restrain or prohibit the acquisition of the Purchased Interests hereunder or the consummation of the Transactions.

(b) At the Closing, all Governmental Approvals, if any, required for the execution and delivery of this Agreement by the Sellers and Buyer, and for the consummation of the Transactions at the Closing, shall have been obtained and be in full force and effect.

(c) The receipt by the Company of the Required Consents in a form reasonably acceptable to Buyer.

(d) The Seed Agreements shall have been assigned to the Buyer pursuant to an Assignment and Assumption Agreement in a form mutually and reasonably agreed by the Parties prior to Closing.

Section 8.2 Additional Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver in writing by Buyer) as of the Closing of each of the following additional conditions:

(a) There shall be no pending or threatened Proceeding by any Person which seeks to restrain or prohibit the acquisition of the Purchased Interests hereunder or the consummation of the Transactions.

(b) Each of the representations and warranties of the Sellers contained in Articles III and IV of this Agreement (other than the Fundamental Representations in Articles III and IV made by the Sellers) shall be true and correct in all respects (without giving effect to any qualification as to “materiality”, “Company Material Adverse Effect” or a derivative thereof contained therein) as of the date hereof and as of the Closing Date (except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct in all respects as of such specified date) except where the failures of such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have an Company Material Adverse Effect, and each of the Fundamental Representations in Articles III and IV made by the Sellers shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent that any such Fundamental Representation is made as of a specified date other than the Closing Date, in which case such Fundamental Representation shall be true and correct as of such specified date);

(c) The Sellers shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants, contained in this Agreement to be performed or complied with by the Sellers prior to or at the Closing Date;

(d) The Buyer shall have received a certificate from the Sellers, dated the Closing Date, to the effect that the conditions specified in Sections 8.2(a), (b) and (j) have been fulfilled;

(e) Each of the Employment Agreements shall have been executed and delivered by the applicable Parties thereto and shall be in full force and effect;

(f) The Escrow Agreement shall have been executed and delivered by the Sellers and the Escrow Agent;

(g) The Sellers shall have obtained the Consents set forth in Schedule 8.2(g);

(h) The Buyer shall have received executed releases, in form and substance acceptable to Buyer, from each Person listed on Schedule 2.5(d), to the effect that such Person releases in full any claim such Person may have against the Company or any Affiliate thereof relating to any entitlement to acquire or receive any interests in the Company;

(i) The amendments to the Seed Agreements, in the forms attached hereto as Exhibit E shall have been executed and delivered by the parties thereto, and copies thereof provided to Buyer;

(j) The Class B membership interests of the Company shall have been terminated and extinguished, Buyer shall have been admitted as a member of the Company, and the amended and restated limited liability company agreement of the Company, in the form attached hereto as Exhibit F, shall have been executed and delivered and a copy thereof provided to Buyer;

(k) The Company shall have adopted, executed and delivered the Performance Fee Sharing Agreement;

(l) The Company shall have terminated the Plans identified by Buyer pursuant to Section 6.20;

(m) The Managing Members Agreement, dated as of December 29, 2011, by and among the Sellers and the Company, shall have been terminated and evidence of such termination provided to Buyer;

(n) The Employment Letter, dated March 27, 2006, between Scott M. D’Orsi and the Company, as amended by the Amendment, dated March 23, 2009, between Scott M. D’Orsi and the Company, shall have been terminated and evidence thereof provided to Buyer; and the Buyer shall have received an executed release, in form and substance acceptable to Buyer, from Scott M. D’Orsi, to the effect that he releases in full (i) all claims under such Employment Letter, as amended, and (ii) any other claims he may have against the Company or any Affiliate thereof relating to any entitlement to acquire or receive any interests in the Company;

(o) The Company shall have paid to Scott M. D’Orsi, as of immediately prior to the Closing, an amount equal to 10% of the total net proceeds anticipated to be actually received by the Sellers at Closing pursuant to this Agreement (i.e., net of Transaction Expenses, including, without limitation, all related legal fees, banking fees and/or similar expenses) in accordance with that certain side letter agreement between the Sellers and Scott M. D’Orsi;

(p) The Sellers shall have delivered a schedule in substantially the form of Schedule 4.15(a), setting forth for each Company Fund, as of the Closing Date, the aggregate dollar amount of AUM by the Company in respect of such Company Fund;

(q) Since the date hereof, there shall not have occurred and be continuing a Company Material Adverse Effect; and

(r) The Sellers shall have delivered their respective FIRPTA Certificates.

Section 8.3 Additional Conditions to the Obligations of Sellers.  The obligation of the Sellers to consummate the Transactions is subject to the satisfaction (or waiver in writing by the Sellers) as of the Closing of each of the following additional conditions:

(a) Each of the representations and warranties of Buyer contained in Article V (other than the Fundamental Representations made by Buyer) shall be true and correct in all material respects (without giving effect to any qualification as to “materiality” or a derivative thereof contained therein) as of the date hereof and as of the Closing Date (except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date), and the Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent that any such Fundamental Representation is made as of a specified date other than the Closing Date, in which case such Fundamental Representation shall be true and correct as of such specified date);

(b) Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants, contained in this Agreement to be performed or complied with by Buyer prior to or at the Closing Date;

(c) The Sellers shall have received a certificate of Buyers, dated the Closing Date, executed on behalf of Buyer, to the effect that the conditions specified in Sections 9.3(a) and (b) have been fulfilled;

(d) Each of the Employment Agreements shall have been executed and delivered by the applicable Parties thereto and shall be in full force and effect;

(e) Buyer shall have duly executed the Escrow Agreement;

(f) The Buyer shall have adopted, executed and delivered the Performance Fee Sharing Agreement; and

(g) Buyer shall have paid the Estimated Purchase Price to the Sellers in accordance with Section 2.1.

ARTICLE IX

TERMINATION OF AGREEMENT

Section 9.1 Termination.

(a) This Agreement may be terminated on or prior to the Closing as follows:

(i) by written consent of each of the Sellers and Buyer;

(ii) by Buyer if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Sellers and such breach has not been cured within ten (10) Business Days after written notice to the Sellers (provided that no cure period shall be required for a breach that by its nature cannot be cured), such that the conditions set forth in Section 8.1 or Section 8.2 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(v) below; provided that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available in the event Buyer is in material breach of its representations, warranties, covenants or agreements under this Agreement at the time of such intended termination;

(iii) by the Sellers if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within ten (10) Business Days after written notice to Buyer (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 8.1 or Section 8.3 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(v) below; provided that the right to terminate this Agreement under this Section 9.1(a)(iii) shall not be available in the event Sellers are in material breach of their representations, warranties, covenants or agreements under this Agreement at the time of such intended termination;

(iv) at the election of Sellers, on the one hand, or Buyer, on the other hand, if consummation of the Transactions would violate any non-appealable final judgment, order, writ or injunction of a Governmental Authority having competent jurisdiction; or

(v) by Buyer or the Sellers if the Closing has not occurred on or before December 31, 2015; provided that the right to terminate this Agreement under this Section 9.1(a)(v) shall not be available to any such Party whose failure to perform any covenant or obligation hereunder or other breach has caused or resulted in the failure of the Closing to occur on or before such date.

(b) The termination of this Agreement, pursuant to this Section 9.1, shall be effectuated by the delivery by the applicable Party or Parties terminating this Agreement to each other Party of a written notice of such termination.  If this Agreement so terminates, it shall become null and void and have no further force or effect, and there shall be no liability on the part of any Party or their respective managers, directors, officers, Affiliates or representatives following termination of this Agreement, except that (i) nothing in this Agreement shall relieve any Party from liability to the extent that failure to satisfy the conditions of Article VIII results from a breach of any covenant or agreement made by such Party and (ii) the provisions of Section 6.2, Section 6.3, and Article X shall survive the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments; Extension; Waiver.  This Agreement may not be amended, altered or modified except by written instrument executed by each of the Sellers and Buyer.  The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.  The observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.

Section 10.2 Entire Agreement.  This Agreement, the Schedules and Exhibits hereto, and the Ancillary Agreements, constitute the entire understanding and agreement of the Parties relating to the subject matter hereof and supersede all prior understandings or agreements, whether oral or written among the Parties with respect to such subject matter, other than the Confidentiality Agreement.

Section 10.3 Construction and Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents headings and footers contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Pronouns of one gender shall include all genders.  Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.4 Severability.  Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.  The Parties agree to use good faith efforts to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.5 Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) if personally delivered, when so delivered, (b) if mailed, two (2) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by facsimile or email, once such notice or other communication is transmitted to the facsimile number or email address specified below, provided that (i) the sender receives no evidence reasonably indicating delivery was unsuccessful, (ii) such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, and provided further, that if such notice is sent after 5:00 p.m. local time at the location of the recipient, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day or (d) if sent through a nationally-recognized overnight delivery service which guarantees next-day delivery, the Business Day following its delivery to such service in time for next day-delivery:

If to Buyer:

NewStar Financial Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Telecopy: 617-848-4300

Attention: Robert K. Brown

Email: rbrown@newstarfin.com

With copies (which shall not constitute notice) to:

K&L Gates LLP

70 West Madison Street, Suite 3100

Chicago, IL 60602

Telecopy: 312-827-8001

Attention:	D. Mark McMillan
Michael S. Caccese

Email: mark.mcmillan@klgates.com

           michael.caccese@klgates.com

If to the Sellers:

Andrea S. Feingold

FOC Partners

699 Boylston Street, 10th Floor

Boston, MA 02116

Telecopy: 857-403-1251

Email:  afeingold@focpartners.com

and

R. Ian O’Keeffe

FOC Partners

699 Boylston Street, 10th Floor

Boston, MA 02116

Telecopy: 857-403-1252

Email: iokeeffe@focpartners.com

With copies (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Telecopy: 212-480-8421

Attention:	Greg Cioffi
Craig A. Sklar

Email:   cioffi@sewkis.com

             sklar@sewkis.com

or such other address, facsimile number or email address as shall be designated from time to time by written notice in accordance with this Section 10.6 by the Person entitled to such notice.

Section 10.6 Binding Effect; No Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by any of the Parties without the prior written consent of the other Parties and any purported assignment or other transfer without such consent shall be void and unenforceable.

Section 10.7 Counterparts.  This Agreement may be executed by facsimile or .pdf format scanned signatures and in any number of counterparts with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together, be deemed an original, and shall constitute one and the same instrument.

Section 10.8 No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Buyer Indemnitees (solely in their capacity as indemnified parties hereunder), the Seller Indemnitees (solely in their capacity as indemnified parties hereunder), and their respective successors and permitted assigns

Section 10.9 Specific Performance.

(a) The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, may cause irreparable injury to the other Party, for which damages, even if available, may not be an adequate remedy and accordingly each Party hereto will be entitled to seek an injunction or injunctions or specific performance at any time after, at or prior to the Closing to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof.  Each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction as provided in Section 10.11 to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond.

(b) For the avoidance of doubt, the remedy set forth in Section 10.9(a) shall be available to Buyer or the Sellers at any time, whether before, at or after Closing. Prior to Closing, in addition to the remedy set forth in Section 10.9(a), the Parties may pursue any other remedy available to a party at law or equity.  From and after the Closing, the Parties may only pursue the remedies permitted by Section 7.5 (which remedies include, for the avoidance of doubt, the remedy described in Section 10.9(a)).

Section 10.10 Governing Law.  This Agreement, the legal relations among the Parties hereunder and the adjudication and the enforcement thereof, shall in all respects be governed by, and interpreted and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

Section 10.11 Consent to Jurisdiction; Waiver of Jury Trial.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such suit, action or other proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

Section 10.12 Waiver of Conflicts.  Each Party acknowledges that Seward & Kissel LLP, counsel for the Sellers, has in the past performed and may continue to perform legal services for the Sellers, the Company and/or the Company Funds in matters unrelated to the Transactions.  Accordingly, Buyer hereby (a) acknowledges that it had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Seward & Kissel LLP’s representation of the Sellers, the Company and the Company Funds in connection with this Agreement and the Transactions and waives any conflict of interest arising therefrom.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

NEWSTAR FINANCIAL, INC.

By:	/s/ Robert K. Brown
Name: Robert K. Brown
Title: Managing Director

/s/ Andrea S. Feingold
Andrea S. Feingold

/s/ R. Ian O’Keeffe
R. Ian O’Keeffe